UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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UNION BANKSHARES CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Union Bankshares Corporation
Richmond, Virginia
March 11, 2015

Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Union Bankshares Corporation. The meeting will be held on Tuesday, April 21, 2015 at 10:00 a.m. at Wyndham Virginia Crossings Hotel & Conference Center, which is located at 1000 Virginia Center Parkway, Glen Allen, Virginia. Directions to the meeting site may be found on the final page of the attached proxy statement. We will also have signs posted at the location to help guide you.

We are again furnishing proxy materials to our shareholders over the Internet. You may read, print and download the 2014 Annual Report on Form 10-K and the proxy statement at http://www.edocumentview.com/UBSH. On March 11, 2015, we mailed our shareholders a notice containing instructions on how to access these materials and how to vote their shares online. The notice provides instructions on how you can request a paper copy of these materials by mail, by telephone, or by email. If you request your materials via email, the email contains voting instructions and links to the materials on the Internet.

You may vote your shares by Internet, by telephone, by regular mail, or in person at the Annual Meeting. Instructions regarding the various methods of voting are contained on the notice separately mailed to you and on the proxy card.

The primary business of the meeting will be: to elect six Class I directors; to approve the Union Bankshares Corporation Stock and Incentive Plan; to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015; and to give advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the proxy statement pursuant to applicable law. We also will report to you about the condition and performance of Union Bankshares Corporation, its subsidiaries, and affiliates. You will have an opportunity to question management or directors about matters that affect the interests of all shareholders. Our independent auditors will also attend the meeting. We hope you will join us at the reception following the meeting.

Your vote is very important. Please take the time to vote now so that your shares are represented at the meeting. We value your continued support and loyalty.

Very truly yours,

G. William Beale
President and Chief Executive Officer

Union Bankshares Corporation

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on April 21, 2015

The Annual Meeting of Shareholders of Union Bankshares Corporation (the “Company”) will be held on Tuesday, April 21, 2015 at 10:00 a.m. at Wyndham Virginia Crossings Hotel & Conference Center, which is located at 1000 Virginia Center Parkway, Glen Allen, Virginia, for the following purposes:

1.	to elect six Class I directors to serve until the 2018 annual meeting of shareholders or the director’s mandatory retirement age as provided in the Company’s Bylaws, whichever date is earlier;
2.	to approve the Union Bankshares Corporation Stock and Incentive Plan, which amends and restates the Union First Market Bankshares Corporation 2011 Stock Incentive Plan;
3.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015;
4.	to hold an advisory (non-binding) vote on executive compensation; and
5.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

All shareholders of record of the Company’s common stock at the close of business on February 25, 2015 are entitled to notice of and to vote at the meeting and any adjournments thereof.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. SHAREHOLDERS HAVE A CHOICE OF VOTING BY PROXY CARD, TELEPHONE, OR THE INTERNET, AS DESCRIBED ON YOUR PROXY CARD. CHECK YOUR PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK, OR OTHER HOLDER OF RECORD TO SEE WHICH OPTIONS ARE AVAILABLE TO YOU. ANY SHAREHOLDER PRESENT AT THE ANNUAL MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 21, 2015: A complete set of proxy materials relating to the Company’s Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting of Shareholders, the proxy statement, including the proxy card, and the Annual Report on Form 10-K for the year ended December 31, 2014, may be viewed at: http://www.edocumentview.com/UBSH.

By Order of the Board of Directors,

Rachael R. Lape
Senior Vice President/General Counsel/Corporate Secretary
March 11, 2015

UNION BANKSHARES CORPORATION
PROXY STATEMENT

i

Union Bankshares Corporation

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 21, 2015

GENERAL

The enclosed proxy is solicited by the Board of Directors of Union Bankshares Corporation (the “Company”) for the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 21, 2015 (the “Annual Meeting”), at the time and place and for the purposes set forth in the accompanying notice of annual meeting of shareholders or any adjournment thereof. An Important Notice Regarding the Availability of Proxy Materials on the Internet was first mailed to shareholders on March 11, 2015; the approximate Internet posting date of the accompanying notice of annual meeting, this proxy statement and accompanying proxy is March 11, 2015.

Voting and Revocation of Proxies

The shares represented by a properly executed proxy received by the Corporate Secretary will be voted as set forth in the proxy. Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has completed and returned a proxy may revoke it by attending the Annual Meeting and voting in person, by submitting a new proxy bearing a later date, or by written notice to the Corporate Secretary. Proxies will extend to, and will be voted at, any adjourned session of the Annual Meeting.

Voting Rights of Shareholders

Only shareholders of record of the Company’s common stock at the close of business on February 25, 2015 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. At the close of business on February 25, 2015, there were 45,055,368 shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting. A majority of the votes entitled to be cast by the holders of the common stock, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each holder of record of the Company’s common stock on the record date will be entitled to one vote for each share registered in his or her name with respect to each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote on a matter, and “broker non-votes,” will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

If you own shares that are held in street name, meaning through a brokerage firm, bank, broker-dealer, or other similar organization, and you do not provide the organization that holds the shares with specific voting instructions then, under applicable rules, the organization that holds the shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds such shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to the shares. This is generally referred to as a “broker non-vote.”

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015 (Proposal No. 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3. The election of directors (Proposal No. 1), the approval of the Union Bankshares Corporation Stock and Incentive Plan (Proposal No. 2), and the non-binding advisory resolution approving the Company’s executive compensation (Proposal No. 4) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposals No. 1, No. 2, and No. 4.

Solicitation of Proxies

Solicitation is being made by the Board of Directors by mail and electronic notice and access to the Internet. If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may also be made by mail, telephone, electronic communication or in person by directors, officers and employees of the Company, its subsidiaries or affiliates, none of whom will receive additional compensation for these services. The Company may retain an outside proxy solicitation firm to assist in the solicitation of proxies, but at this time does not have plans to do so. Costs of solicitation of proxies will be borne by the Company.

ELECTION OF SIX CLASS I DIRECTORS — PROPOSAL 1

The Company’s Board of Directors is divided into three classes (I, II and III). The terms of office for the six Class I directors of the Company will expire at the Annual Meeting. All such directors have been nominated for election to continue serving as directors in Class I. If elected, the nominees will serve until the 2018 annual meeting of shareholders or until the director’s mandatory retirement age as provided in the Company’s Bylaws, whichever date is earlier.

Pursuant to the Company’s Bylaws, as amended, no person age 70 or older is eligible to serve on the Board of Directors after the Annual Meeting following his or her 70th birthday, with the exception of those individuals whom the Board of Directors has determined to be exempt from such bylaw provision. None of the nominees for Class I director is exempt from such bylaw provision. In accordance with the bylaw provision, if elected, Raymond L. Slaughter will serve a one-year term expiring at the 2016 annual meeting of shareholders.

The persons named in the accompanying proxy will vote for the election of all of the nominees for Class I director named below unless authority for a nominee is withheld. If for any reason any person named as a nominee below should become unavailable to serve, an event which management does not anticipate, proxies will be voted for such other person(s) as the Board of Directors may designate.

The nominees receiving the greatest number of affirmative votes cast, in person or by proxy, at the Annual Meeting, will be elected.

Members of the Company’s Board of Directors are expected to have the appropriate skills and characteristics necessary to function in the Company’s current operating environment and contribute to its future direction and strategies. These include legal, financial, management and other relevant skills, as well as varying experience, age, perspective, residence, and background. The Board of Directors believes that each nominee’s qualifications, credentials and business experience, set forth below, provide the reasons why he or she should continue to serve as a director of the Company.

The Board of Directors recommends that you vote FOR the nominees set forth below.

Class I Nominees for Directors (Nominated to serve until the 2018 annual meeting of shareholders or the director’s mandatory retirement age as provided in the Company’s Bylaws, whichever date is earlier):

Beverley E. Dalton, 66, Altavista, Virginia; Owner and a member of the management team of English Construction Company, Inc., a diversified heavy construction services provider in the Mid-Atlantic region; currently serving a third term on the Town Council of Altavista, Virginia; member of the Board of Lynchburg College; member of the Board of Visitors of Virginia Polytechnic Institute and State University (“Virginia Tech”) from 2004 to 2012; received her B.A. degree in education from the University of Richmond. Ms. Dalton was appointed to the Company’s Board of Directors in January 2014 in connection with the Company’s acquisition of StellarOne Corporation (“StellarOne”) on January 1, 2014.

Thomas P. Rohman, 60, Midlothian, Virginia; Partner at McGuireWoods, LLP, a global law firm with more than 900 lawyers and 19 offices worldwide; Chairman of the firm’s business tax group and serves on its Board of Partners and its Finance Committee; Adjunct Professor at the T. C. Williams School of Law at the University of Richmond; Chairman of the Board of Directors of Feed More, Inc. (Central Virginia Food Bank, Meals on Wheels, and the Community Kitchen); joined the Company’s Board of Directors in 2013; received his undergraduate degree from the University of Notre Dame, his law degree from Michigan State University College of Law, and his LL.M. (Taxation) from the New York University School of Law.

Raymond L. Slaughter, 69, Woodford, Virginia; Associate Professor of Accounting at the University of Richmond since 1977; attorney and certified public accountant; joined the Company’s Board of Directors in 2012; serves on the Board of Trustees for Mary Washington Healthcare; served on the Board of Directors of Union First Market Bank from 2004 to 2012; member of the Virginia Board of Accountancy from 1983 to 1988; qualifies as an audit committee financial expert under Securities and Exchange Commission (“SEC”) regulations; received undergraduate degrees from Kentucky State University and his law degree from Howard University School of Law; received his M.B.A. from University of Pennsylvania’s Wharton School of Finance and Commerce.

Charles W. Steger, 67, Blacksburg, Virginia; president emeritus of Virginia Tech; President of Virginia Tech from 2000 to 2014; member of the Board of Directors of the National Institute of Building Sciences and Chairman of its foundation; Chairman of the Virginia Tech MARG-Swarnabhoomi, India Trust in Chennai, India; member of the Board of Trustees of Randolph-Macon College; member of the Board of Directors of the Virginia Business Higher Education Council; member of the Virginia Western Community College Educational Foundation, Inc. Dr. Steger was appointed to the Company’s Board of Directors in January 2014 in connection with the Company’s acquisition of StellarOne.

Ronald L. Tillett, 59, Midlothian, Virginia; Managing Director and Head, Mid-Atlantic Public Finance at Raymond James & Associates, Inc., since 2001; State Treasurer, Commonwealth of Virginia, from 1991 to 1996; Secretary of Finance, Commonwealth of Virginia, from 1996 to 2001; Member, Board of Visitors, Christopher Newport University since 2012; Board of Directors, Bon Secours Richmond Health System, 2008 to present; Chairman, Investment Advisory Committee, Virginia College Savings Plans, 2008 to present; Member, Commonwealth Debt Capacity Advisory Committee, 2010 to present; Chairman, Route 460 Funding Corporation; joined the Company’s Board of Directors in 2003; holds Series 7, 53, 63, 79 securities licenses; received his B.S. degree from Virginia Commonwealth University (“VCU”).

Keith L. Wampler, 57, Fredericksburg, Virginia; Chairman of the Board of PBMares, LLP, Certified Public Accountants, a regional public accounting firm with nine offices in Virginia and Maryland; formerly served as Managing Partner of PBGH, LLP, a Virginia based accounting firm that merged with Witt Mares PLC to form PBMares, LLP in January 2013; received his B.S. degree from Bridgewater College. Mr. Wampler was appointed to the Company’s Board of Directors in January 2014 in connection with the Company’s acquisition of StellarOne.

Information About Directors Whose Terms Do Not Expire This Year

Class III Directors (Elected to serve until the 2017 annual meeting of shareholders):

G. William Beale, 65, Woodford, Virginia; Chief Executive Officer of the Company since February 1, 2010 and President of the Company since October 1, 2013; served as President and Chief Executive Officer of the Company from its inception in 1993 to February 2010; member of the Board of Directors of the Company since its inception in 1993; Chief Executive Officer of Union Bank & Trust, formerly known as Union First Market Bank (“Union Bank & Trust” or the “Bank”) since February 1, 2010; President and Chief Executive Officer of Union Bank and Trust Company from 1991 to 2004; Chair, Virginia Bankers Association, 2006 to 2007; gubernatorial appointment to the Virginia Economic Development Partnership, 2008 to 2011; Member, Board of Directors of the American Bankers Association as of October 2010; graduate of The Citadel, majoring in business; attended graduate school of banking at Southern Methodist University.

Gregory L. Fisher, 65, Madison, Virginia; President and Owner of Eddins Ford, Inc., an automobile dealership; served on the Virginia Student Aid Foundation Board of the University of Virginia; served multiple three-year terms on the Washington Area Ford Dealer Advertising Fund Board; received a certification in business from the Jefferson Professional Institute. Mr. Fisher was appointed to the Company’s Board of Directors in January 2014 in connection with the Company’s acquisition of StellarOne.

Patrick J. McCann, 58, Charlottesville, Virginia; University of Virginia Foundation’s Chief Financial Officer from 2009 to date; private investor; served as Senior Finance Executive for Bank of America-Florida Division from 1998 to 2000; was Corporate Director of Finance from 1996 to 1998 and Corporate Controller and Chief Accounting Officer from 1992 to 1996 for Barnett Banks, Inc.; joined the Company’s Board of Directors in

2004; qualifies as an audit committee financial expert under SEC regulations; received his B.S. degree in accounting from Florida State University.

Alan W. Myers, 64, Culpeper, Virginia; Retired; Former Senior Vice President for Omni Services, Inc., a holding company for several subsidiaries, including companies engaged in textile rental, restroom services, first aid supply distribution, and catalog sales of work garments, with 55 locations in 22 states; former Chairman of the Board of Directors of a legacy StellarOne bank; received his B.A. degree in political science from Virginia Tech. Mr. Myers was appointed to the Company’s Board in January 2014 in connection with the Company’s acquisition of StellarOne.

Linda V. Schreiner, 55, Richmond, Virginia; Senior Vice President — Human Resources and Communications, MeadWestvaco, a global packaging company, since 2000; member of the Darden School of Business Corporate Advisory Board since 2014; President, ChildSavers Board of Directors since 2014 and member of that Board since 2008; member of the Executive Committee of Venture Richmond from 2006 to 2014; Vice Chairman of the Board of Directors for the Virginia Commonwealth University Rice Center until 2012 and member of that Board since 2008; Senior Manager, Strategy Consulting, Arthur D. Little, Inc. from 1997 to 1999; Vice President, Signet Banking Corporation from 1988 to 1997; joined the Company’s Board of Directors in 2012; received her B.A. degree from the University of Georgia and Masters of Education from the University of Vermont.

Raymond D. Smoot, Jr., 68, Blacksburg, Virginia; Chairman of the Board of Directors of the Company since January 1, 2014; Retired Chief Executive Officer of the Virginia Tech Foundation, Inc.; former Chairman of the Board of Directors of StellarOne and StellarOne Bank; serves as a director and Chairman of the Audit Committee of RGC Resources, Inc., a publicly traded diversified energy company; member of the Executive Committee and Chairman of the Finance and Investment Committee of Carilion Clinic, a comprehensive health care organization in western Virginia; serves on the Investment Advisory Committee of Harbert Venture Partners; director of the Virginia Tech Corporate Research Center; former Chairman of the Board of Directors of a legacy StellarOne bank; received his B.A. and M.S. degrees from Virginia Tech and a Ph.D. from The Ohio State University. Dr. Smoot was appointed to the Company’s Board of Directors in January 2014 in connection with the Company’s acquisition of StellarOne.

Class II Directors (Elected to serve until the 2016 annual meeting of shareholders):

L. Bradford Armstrong, 67, Richmond, Virginia; Partner and Group Account Director, The Martin Agency, an international advertising agency and marketing services company (subsidiary of The Interpublic Group of Companies, Inc.), since 2007 and Partner from 1994 to 2001; President and Chief Executive Officer, Virginia Performing Arts Foundation, from 2001 to 2006; joined the Company’s Board of Directors in 2010; extensive experience in sales and marketing for more than 35 years; received his B.S. degree in engineering from the University of Virginia and his M.B.A. from its Darden Graduate School of Business.

Glen C. Combs, 68, Roanoke, Virginia; Retired; Former Vice President of Acosta, Inc., a sales, marketing, and service company for grocery retailers; former President of M&M Brokerage, a food brokerage company that was acquired by Acosta Sales; serves on the boards of several non-profit organizations in the Roanoke, Virginia market; Chairman of the Compensation Committee of Friendship Manor, the largest nursing home in Virginia; serves on the Corporate Governance and Nominating Committee for Petroleum Marketers, a large distributor of petroleum products in Virginia; received his degree in business administration from Virginia Tech. Mr. Combs was appointed to the Company’s Board of Directors in January 2014 in connection with the Company’s acquisition of StellarOne.

Daniel I. Hansen, 58, Fredericksburg, Virginia; Corporate Vice President and Corporate Secretary, DeJarnette & Beale, Inc., Bowling Green, Virginia, an independent insurance agency; first elected to the Company’s Board in 2007; first elected to the Board of Directors of Union Bank and Trust Company in 1987 and served as Chairman of the Board of Directors of Union Bank and Trust Company from 2003 to 2007; also serves as a director of the Company’s affiliate, Union Mortgage Group, Inc.; received his B.S. degree from Virginia Tech.

Ronald L. Hicks, 68, Fredericksburg, Virginia; Vice Chairman of the Board of the Company since January 1, 2014; Chairman of the Board of Directors of the Company from 1998 to 2013; Of Counsel to Jarrell, Hicks and Sasser, Fredericksburg, Virginia; Chairman of the Board of Directors of Union Bank and Trust Company from 1987 to 2003; has served as a director of the Company since 1993; has also served as a director of Union Mortgage Group, Inc.; received his B.A. degree from Lynchburg College and his law degree from the University of Richmond’s T. C. Williams School of Law.

Jan S. Hoover, 58, Fishersville, Virginia; President of Arehart Associates, Ltd., an accounting services and financial consulting company; more than 30 years of experience providing auditing, accounting, income taxation, and consulting services; qualifies as an audit committee financial expert under SEC regulations; received her B.S. degree from the University of Virginia. Ms. Hoover was appointed to the Company’s Board of Directors in January 2014 in connection with the Company’s acquisition of StellarOne.

W. Tayloe Murphy, Jr., 82, Warsaw, Virginia; Attorney; Secretary of Natural Resources, Commonwealth of Virginia, from 2002 to 2006; Delegate of the Virginia General Assembly from 1982 to 2000; first elected to the Company’s Board of Directors in 1993; first elected to the Board of Directors of Northern Neck State Bank in 1966; President, Board of Trustees of The Menokin Foundation; serves on Board of Trustees of VCU Rice Rivers Center and Board of Trustees of Chesapeake Bay Foundation; received his B.A. degree from Hampden-Sydney College and his law degree from the University of Virginia.

APPROVAL OF THE UNION BANKSHARES CORPORATION STOCK AND INCENTIVE PLAN — PROPOSAL 2

The Company is asking shareholders to approve the Union Bankshares Corporation Stock and Incentive Plan (also referred to in this proxy statement as the “Amended and Restated SIP” or the “plan”), which amends and restates the Union First Market Bankshares Corporation 2011 Stock Incentive Plan (the “2011 SIP”). The 2011 SIP was approved by shareholders on April 26, 2011. The Amended and Restated SIP was adopted by the Board of Directors, subject to shareholder approval, on January 29, 2015, based on the recommendation of the Compensation Committee of the Board of Directors. If approved by the shareholders, the Amended and Restated SIP will become effective as of April 21, 2015.

The Board of Directors recommends that you vote FOR the approval of the Union Bankshares Corporation Stock and Incentive Plan.

The more significant features of the Amended and Restated SIP are described below. The summary below is not complete and is subject to, and qualified in its entirety by, the provisions of the Amended and Restated SIP. To aid your understanding, the full text of the Amended and Restated SIP, as proposed for approval by shareholders, is provided in Appendix A to this proxy statement. In addition, a copy is available online as part of the Company’s proxy statement as filed with the SEC. The SEC’s website address is http://www.sec.gov.

Summary of Amendments

The Amended and Restated SIP includes the following amendments to the 2011 SIP, which have been approved by the Board of Directors, subject to approval of the shareholders at the Annual Meeting:

•	renames the plan the “Union Bankshares Corporation Stock and Incentive Plan;”
•	increases the maximum number of shares that can be granted under the plan (since inception on April 26, 2011) to 2,500,000 shares, an increase of 1,500,000 shares;
•	increases the annual per person limits on awards granted under the Amended and Restated SIP;
•	identifies specific award types, including restricted stock units, stock awards, performance share units, and performance cash awards and eliminates the catch-all category of “other stock-based awards” under which certain such awards were previously made;
•	adds non-employee members of the Board of Directors of the Company and certain subsidiaries, including members of regional advisory boards, as potential participants under the Amended and Restated SIP;

•	adds specific provisions to enable awards granted under the Amended and Restated SIP to qualify as “performance-based compensation” awards granted under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986 (the “Internal Revenue Code”), including a list of possible performance goals for such purpose;
•	requires a minimum performance period of one year (subject to accelerated vesting under certain circumstances) for equity awards that are subject to performance criteria;
•	modifies the change in control provision to encourage the use of double-trigger acceleration in certain situations;
•	adds clawback language; and
•	clarifies and updates certain terms and provisions of the Amended and Restated SIP.

The Company believes that increasing the number of shares reserved for issuance is necessary for the Company to continue to offer a competitive compensation program in the future because equity incentive awards, designed to reward long-term growth and profitability and align compensation with shareholder interests, are a fundamental component of the Company’s total compensation program, as discussed further in the section titled “Compensation Discussion and Analysis.” The Compensation Committee anticipates that the shares of common stock that will be available for new award grants under the Amended and Restated SIP if shareholders approve this proposal will provide the Company with flexibility to continue to grant equity awards under the Amended and Restated SIP for approximately ten years following the Annual Meeting. However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares awarded in any one year or from year to year may change based on any number of variables, such as the value of the Company’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in the Company’s equity grant practices, changes in the number of employees, whether and to what extent vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the number of shares that become available for new award grants pursuant to the terms of the plan (for example, as a result of forfeitures), and changes in how the Company chooses to balance total compensation between cash and equity-based awards.

The proposed 2,500,000 aggregate share limit under the Amended and Restated SIP includes the 597,125 shares that have been granted under the 2011 SIP through February 26, 2015. If shareholders approve this proposal, approximately 1,902,875 of the 2,500,000 aggregate share limit under the Amended and Restated SIP would be available for future awards under the plan.

Section 162(m) limits the tax deductibility of compensation paid to certain officers of a public company in a given tax year if it exceeds $1 million, unless it is “performance-based compensation.” Certain types of awards will only qualify as performance-based compensation if they are based on achievement of objective performance goals set by the Compensation Committee and the material terms of the compensation or benefit to be paid, including the performance goals that may be used and the maximum that may be paid to any employee, are disclosed to and approved by shareholders before payment. Approval of the Amended and Restated SIP will constitute shareholder approval of the performance goals and other material terms of the plan, thus satisfying one of the Section 162(m) requirements.

If shareholders approve the Amended and Restated SIP, the Company may grant awards under the Amended and Restated SIP until April 20, 2025. If shareholders do not approve the Amended and Restated SIP, the Company may continue to grant awards under the existing 2011 SIP until December 31, 2021, although the shares remaining available under the 2011 SIP may not be sufficient for the Company’s anticipated future needs and the Company will not be able to use certain tax-effective incentives under Section 162(m) to align the interests of its employees and its shareholders.

Amended and Restated SIP Highlights

The Amended and Restated SIP provides for the grant to key employees and non-employee directors of awards that may include one or more of the following: stock options, restricted stock, restricted stock units, stock awards, performance share units and performance cash awards (collectively, the “awards”). The

Amended and Restated SIP will enable the Company to continue to ensure that its compensation programs are competitive in attracting, motivating, and retaining high level talent, are commensurate with the Company’s financial performance, and are aligned with the interests of the Company’s shareholders.

Some of the key features of the Amended and Restated SIP that enable the Company to maintain sound governance practices in granting awards include:

•	Flexibility to Qualify for Section 162(m) Performance-Based Compensation Tax Treatment: The Amended and Restated SIP adds provisions necessary for the Company to grant awards intended to qualify for the performance-based compensation exemption from the limitation on corporate tax deductions in Section 162(m).
•	Encourages Double-Trigger Acceleration in Certain Change in Control Situations: The Amended and Restated SIP adds principles that encourage “double-trigger” vesting in certain change in control situations. Unless otherwise provided by the Compensation Committee, the Amended and Restated SIP provides that if outstanding awards are assumed, converted, or replaced by the surviving entity in a change in control, the vesting of those awards will only accelerate if the participant’s employment or service is terminated without cause or the participant resigns for good reason within two years after the effective date of the change in control.
•	No Liberal Share Recycling: Under the Amended and Restated SIP, shares of the Company’s common stock used to pay the exercise price of a stock option or to satisfy tax withholding obligations in connection with an award will not be added back (recycled) to the aggregate plan limit. In addition, the gross number of shares associated with a stock option exercise, and not just the net shares issued upon exercise, will count against the aggregate plan limit.
•	No Discounted Stock Options: The Amended and Restated SIP prohibits the grant of stock options with an exercise price less than the fair market value of the Company’s common stock on the grant date.
•	No Repricing of Stock Options: The Amended and Restated SIP generally prohibits the repricing of stock options without shareholder approval.
•	No Dividend-Equivalent Payments on Unearned Performance Awards or on Options: The Amended and Restated SIP prohibits the payment of dividend equivalents or similar distributions on awards that are subject to performance criteria unless and until such performance criteria have been met. The Amended and Restated SIP also provides that a participant holding a stock option has no right to receive dividends on the shares underlying the option until after the option is exercised.
•	Protective Provisions: The Amended and Restated SIP provides for the forfeiture of outstanding awards upon a participant’s termination for cause and adds provisions subjecting all awards under the plan to the terms of any recoupment, clawback, or similar policy in effect at the Company from time to time.
•	Independent Committee Administration: Awards granted to named executive officers under the Amended and Restated SIP are recommended by the Compensation Committee, which is composed entirely of independent directors.
•	Term of Amended and Restated SIP: No awards may be granted under the Amended and Restated SIP more than ten years from the date of shareholder approval.

Purpose of the Amended and Restated SIP

The purpose of the Amended and Restated SIP is to promote the success of the Company by providing greater incentive to key employees and non-employee directors to associate their personal interests with the long-term financial success of the Company, including its subsidiaries, and with growth in shareholder value, consistent with the Company’s risk management practices. The plan is designed to provide flexibility to the

Company in its ability to motivate, attract, and retain the services of key employees and non-employee directors upon whose judgment, interest, and special effort the successful conduct of the Company’s operations largely depends.

Administration

The Amended and Restated SIP will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the power to select plan participants and to grant awards on terms the Compensation Committee considers appropriate. In addition, the Compensation Committee has the authority, among other things, to interpret the plan, to adopt, amend, or waive rules or regulations for the plan’s administration, and to make all other determinations for administration of the plan. The Compensation Committee may delegate authority under the Amended and Restated SIP to the Company’s Chief Executive Officer and/or Chief Financial Officer, except in the case of awards to the Company’s named executive officers or any individual who is subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Eligibility

The Amended and Restated SIP provides that awards may be granted to key employees and non-employee directors, including members of regional advisory boards, of the Company and certain of its subsidiaries. Key employees include officers or other employees of the Company and certain of its subsidiaries who, in the opinion of the Compensation Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to the Company and its subsidiaries. If shareholders approve this proposal, approximately 150 employees and 29 non-employee directors, as of February 3, 2015, would be eligible to receive awards under the Amended and Restated SIP.

No Repricing

The Amended and Restated SIP prohibits stock option repricing, including by way of exchange for another award (except in connection with a corporate transaction such as a change in control or an event referred to in the Changes in Capitalization and Similar Changes section below) unless the repricing is submitted to and approved by shareholders.

Shares Subject to the Amended and Restated SIP

Subject to approval by shareholders, the aggregate number of shares reserved for issuance under the Amended and Restated SIP is 2,500,000, which is an increase of 1,500,000 shares over the share limit contained in the 2011 SIP. The proposed 2,500,000 aggregate share limit includes the 597,125 shares that have been granted under the 2011 SIP through February 26, 2015. If shareholders approve this proposal, approximately 1,902,875 of the 2,500,000 aggregate share limit under the Amended and Restated SIP would be available for future awards under the plan. As of February 26, 2015, the closing price per share of the Company’s common stock as reported on the NASDAQ market was $22.00. If shareholders do not approve the Amended and Restated SIP, the 1,000,000 aggregate share limit under the 2011 SIP will remain in effect as approved by shareholders in 2011.

In general, if any award granted under the Amended and Restated SIP terminates, expires, or lapses for any reason other than as a result of exercise or settlement, or if shares issued pursuant to an award are forfeited, the shares associated with such award will be available for future awards under the plan. In contrast, any shares withheld by the Company, delivered by the participant, or otherwise used to pay an option exercise price or withholding taxes associated with an award will not be available for future awards under the plan. Further, in the event shares are withheld or delivered in connection with an option exercise, the number of shares available for future awards will be reduced by the gross number of shares to which the exercise relates, rather than the net number of new shares issued upon the exercise.

Annual Limits on Awards

The maximum number of shares with respect to which equity awards may be granted in any calendar year to a participant under the Amended and Restated SIP is 150,000 shares, and the maximum dollar amount of cash awards that may be granted in any calendar year to a participant is $2.5 million.

Section 162(m) and Performance Goals

The Amended and Restated SIP is intended to permit the Company to grant awards that qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, as well as awards that do not so qualify.

Under Section 162(m), compensation paid to certain officers of a public company in a given tax year is not deductible if it exceeds $1 million unless it is “performance-based compensation.” Stock options are deemed to be performance-based compensation if the exercise price is at least equal to fair market value of the shares subject to the option on the grant date and if the maximum number of shares of the Company’s common stock available for awards is disclosed to and approved by shareholders. Other awards may be performance-based compensation if they are based on achievement of objective performance goals set by the Compensation Committee and the material terms of the compensation or benefit to be paid, including the performance goals that may be used and the maximum that may be paid to any employee, are disclosed to and approved by shareholders before payment. The Compensation Committee must certify that the applicable performance goals and any other material terms are in fact satisfied.

If shareholders approve the Amended and Restated SIP, the Compensation Committee intends to grant some awards under the plan that constitute performance-based compensation under Section 162(m); however, the Compensation Committee is not required to grant awards under the Amended and Restated SIP that constitute performance-based compensation. The Compensation Committee believes that, in certain circumstances, factors other than tax deductibility may take precedence when determining the forms and levels of executive compensation. Accordingly, the Compensation Committee reserves the right, when appropriate, to approve elements of compensation that are not fully deductible by the Company. Further, there is no guarantee that compensation awarded or paid by the Company that is intended to qualify for deductibility under Section 162(m) will be fully deductible.

Under the Amended and Restated SIP, the Compensation Committee will determine the performance period during which a performance goal must be met, and attainment of any performance goal is subject to certification by the Compensation Committee. Performance goals may include a threshold level of performance below which no payment or vesting may occur, levels of performance at which specified payments or specified vesting will occur, and a maximum level of performance above which no additional payment or vesting will occur.

If shareholders approve this proposal, then under the Amended and Restated SIP, at the Compensation Committee’s discretion, the performance goals for any performance period may be based on one or more of the following: (i) stock value or increases therein; (ii) total shareholder return; (iii) operating revenue; (iv) tangible book value or tangible book value growth, tangible book value per share, or growth in tangible book value per share; (v) earnings per share or earnings per share growth; (vi) fully diluted earnings per share after extraordinary events; (vii) net earnings; (viii) earnings and/or earnings growth (before or after one or more of taxes, interest, depreciation, and/or amortization), operating earnings and/or operating earnings growth; (ix) profits or profit growth (net profit, gross profit, operating profit, economic profit, profit margins, or other corporate profit measures); (x) operating cash flow; (xi) operating or other expenses or growth thereof; (xii) operating efficiency; (xiii) return on equity; (xiv) return on tangible equity or return on tangible common equity; (xv) return on assets, capital, or investment; (xvi) sales or revenues or growth thereof; (xvii) deposits, loan and/or equity levels or growth thereof; (xviii) working capital targets; (xix) assets under management or growth thereof; (xx) cost control measures; (xxi) regulatory compliance; (xxii) gross, operating, or other margins; (xxiii) efficiency ratio (as generally recognized and used for bank financial reporting and analysis); (xiv) interest income; (xxv) net interest income; (xxvi) net interest margin; (xxvii) non-interest income; (xxviii) non-interest expense; (xxix) credit quality, net charge-offs, and/or non-performing assets (excluding such loans or classes of loans as may be designated for exclusion); (xxx) percentage of non-accrual loans to total loans or net charge-off ratio; (xxxi) provision expense; (xxxii) productivity; (xxxiii) customer satisfaction; (xxxiv) satisfactory internal or external audits; (xxxv) improvement of financial ratings; (xxxvi) achievement of balance sheet or income statement objectives; (xxxvii) quality measures; (xxxviii) regulatory exam results; (xxxix) achievement of risk management objectives; (xl) achievement of strategic performance objectives; (xli) achievement of merger or acquisition objectives; (xlii) implementation, management, or completion of critical projects or processes; or (xliii) any component or components of the foregoing. In the Compensation Committee’s discretion, the performance goals may be particular to a participant and applied either individually, alternatively, or in any combination, subset or component, to the performance of the Company as a whole or to the performance of a subsidiary, division, strategic business unit, line of business or business segment, measured either quarterly, annually or cumulatively over a period of years or partial years, in each case as specified by the Compensation Committee in the award. In addition, the performance goals may be absolute in their terms or measured against or in relationship to a pre-established target, the Company’s budget or budgeted results, previous period results, a market index, a designated comparison group of other companies comparably, similarly or otherwise situated, or any combination thereof.

In the Compensation Committee’s sole discretion, performance goals may be adjusted when established, or later, to include or exclude without limitation, the effect of discontinued operations and dispositions of business units or segments, non-recurring items, material extraordinary items that are both unusual and infrequent, non-budgeted items, special charges, accruals for acquisitions, reorganization, and restructuring programs, and/or changes in tax law, accounting principles, or other such laws or provisions affecting the Company’s reported results. However, for an award that is intended to qualify as performance-based compensation, the Compensation Committee may modify or adjust a performance goal only to the extent permitted by Section 162(m).

In any case, in its discretion, the Compensation Committee may also use other performance goals for awards that are not intended to qualify as performance-based compensation under Section 162(m).

Types of Awards under the Amended and Restated SIP

Stock Options.  A stock option entitles the participant to purchase shares of the Company’s common stock at the exercise price. Stock options granted under the plan may be incentive stock options or non-qualified stock options; however, non-employee directors are not eligible to receive incentive stock options. The Compensation Committee will fix the exercise price at the time the stock option is granted, but in the case of an incentive stock option the exercise price cannot be less than 100% of the shares’ fair market value on the grant date (or, in the case of an incentive stock option granted to a 10% shareholder of the Company, 110% of the shares’ fair market value on the grant date). The value in incentive stock options, based on the shares’ fair market value on the grant date, that can be exercisable for the first time in any calendar year under the plan or any other similar plan maintained by the Company is limited to $100,000 per participant. The exercise price may be paid in cash, by delivery of shares of common stock having a fair market value at the time of exercise equal to the exercise price, by the Company withholding shares otherwise issuable upon the exercise having a fair market value at the time of exercise equal to the exercise price, or by a combination of the foregoing. Stock options may be exercised at such times and subject to such conditions as may be prescribed by the Compensation Committee, including the requirement that they will not be exercisable after ten years from the grant date.

Restricted Stock Awards.  Restricted stock is stock that is subject to forfeiture and may not be transferred by a participant until the restrictions established by the Compensation Committee lapse. The restrictions may take the form of a period of restriction during which the participant must remain employed or serving on the applicable board or may require the achievement of one or more pre-established performance criteria. Holders of restricted stock will have voting and, unless otherwise provided by the Compensation Committee, dividend rights. Subject to any exceptions authorized by the Compensation Committee, shares of restricted stock will be forfeited if any performance criteria established with respect to such awards are not achieved within the required time period.

Restricted Stock Unit Awards.  A restricted stock unit is an award that is valued by reference to a share of common stock. Payment of the value of restricted stock units may not be made until the restrictions established by the Compensation Committee lapse. The restrictions may take the form of a period of restriction during which the participant must remain employed or serving on the applicable board or may require the achievement of one or more pre-established performance criteria.

Holders of restricted stock units have no right to vote the shares represented by the units. In addition, holders of restricted stock units are not eligible to receive dividend payments on the units (because dividend payments are only available for shares that have been issued and are outstanding). Unless otherwise provided by the Compensation Committee, holders of restricted stock units also have no right to receive dividend equivalents or similar distributions in connection with the units. The Compensation Committee will not permit dividend equivalents or similar distributions to be paid with respect to restricted stock units subject to performance criteria unless and until such performance criteria have been met.

Subject to any exceptions authorized by the Compensation Committee, restricted stock units will be forfeited if any performance criteria established with respect to such awards are not achieved within the required time period.

Payment for vested restricted stock units may be made in cash or shares of common stock or a combination thereof at the time of vesting or, if provided for in the award agreement, on a delayed basis either electively or mandatorily. If paid on a delayed basis, the payment amount may be adjusted for deemed interest or earnings on such basis as the Compensation Committee may provide.

Stock Awards.  Unless otherwise provided by the Compensation Committee, a stock award is fully vested and freely transferable as of the date the award is granted, subject to restrictions under applicable federal or state securities laws.

Performance Share Unit Awards.  A performance share unit is a fixed dollar award or an award that is valued by reference to a share of common stock based on performance goals established and certified by the Compensation Committee. Performance share units may be paid in cash or shares of common stock or a combination thereof. Holders of performance share units have no right to vote the shares represented by the units. While holders of performance share units are not eligible to receive actual dividend payments (because dividend payments are only available for shares that have been issued and are outstanding), the Compensation Committee may provide for payment of dividend equivalents with respect to a performance share unit award under such terms and subject to such limitations as the Compensation Committee deems appropriate; however, the Compensation Committee will not permit dividend equivalents to be paid with respect to performance share units unless and until the related performance goals have been met.

Performance Cash Awards.  A performance cash award is a cash award based on performance goals established and certified by the Compensation Committee.

Transferability

In general, stock options, restricted stock, restricted stock units, and performance share units granted under the Amended and Restated SIP may not be sold, transferred, pledged, assigned, or otherwise encumbered by a participant, other than upon the death of the participant. A participant may designate a beneficiary to receive any award that may be paid or exercised after his or her death. The Amended and Restated SIP does permit, however, the grant of non-qualified stock options that are transferable to certain family members (or certain related trusts or entities), in accordance with applicable securities laws.

Termination of Employment or Service

Unless otherwise provided by the Compensation Committee, in the event a participant terminates employment or service due to normal retirement (as defined in the rules of the Company in effect at that time), then provided there is no “cause” to terminate the participant’s employment or service (as defined in the Amended and Restated SIP), and provided further the participant is subject to or executes a non-competition agreement, all options that are not already vested or exercisable will be vested and exercisable, any remaining period of restriction applicable to restricted stock or restricted stock units will terminate, and the achievement or satisfaction of any performance goals applicable to unvested awards during any performance period in effect will be adjusted through the date of termination as determined by the Compensation Committee.

Unless otherwise provided by the Compensation Committee, in the event a participant terminates employment or service due to early retirement or good reason (if provided in an applicable agreement), provided there is no cause to terminate the participant’s employment or service, or the Company terminates the participant’s employment or service other than for cause, the Compensation Committee may, in its sole discretion, waive the restrictions on unvested awards and add such new restrictions to such awards as it deems appropriate.

Unless otherwise provided by the Compensation Committee, in the event a participant’s employment or service is terminated due to death or disability, all options that are not already vested or exercisable will be vested and exercisable, any remaining period of restriction applicable to restricted stock or restricted stock units will terminate, and the achievement or satisfaction of any performance goals applicable to unvested awards during any performance period in effect will be adjusted through the date of termination as determined by the Compensation Committee.

Unless otherwise provided by the Compensation Committee, in the event a participant’s employment or service is terminated for cause, the unvested portion and the vested portion not yet paid or exercised of each award held by the participant will be automatically forfeited to the Company and no further exercise of an option will be allowed.

Unless otherwise provided by the Compensation Committee, in the event a participant terminates employment or service for any other reason and the change in control provisions do not apply, the unvested portion of each award held by the participant will be automatically forfeited to the Company.

Change in Control

In the event of a “change in control” (as defined in the Amended and Restated SIP), the Compensation Committee may, at the time an award is made or thereafter, take such action as it deems appropriate, in its sole discretion and without the consent of the participant, which may include, without limitation, the following actions: (i) provide for the purchase, settlement, or cancellation of any award by the Company for an amount of cash equal to the amount that could have been obtained upon the exercise of such award or realization of such participant’s rights had such award been currently exercisable or payable; (ii) adjust outstanding awards as the Compensation Committee deems appropriate to retain the economic value of the award; or (iii) cause any outstanding award to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such change in control.

In connection with a change in control, the Compensation Committee may provide for acceleration of the vesting, delivery, and exercisability of, and the lapse of time-based and/or performance-based vesting restrictions with respect to, an outstanding award, and for the replacement of a stock-settled award with a cash-settled award. Unless otherwise provided by the Compensation Committee, if an award is assumed by the surviving corporation or otherwise equitably converted or substituted in connection with a change in control, the vesting, delivery, and exercisability of, or the lapse of restrictions on, such award will not be accelerated unless the participant’s employment or service with the Company or a subsidiary is terminated without cause or the participant resigns for good reason under an applicable plan or agreement within two years after the change in control (commonly referred to as “double-trigger” acceleration). The Board of Directors included these principles in the Amended and Restated SIP that encourage the use of double-trigger acceleration for awards that are assumed by the surviving corporation (or otherwise equitably converted or substituted in connection with a change in control) as a good governance practice.

While the Board of Directors recognizes the benefits of double-trigger acceleration in certain change in control circumstances and has included the principles described above for this reason, the Board of Directors also believes it is appropriate to retain flexibility in the specific terms of equity awards granted under the Amended and Restated SIP and to avoid restricting the range of available options for structuring incentive compensation opportunities for the Company’s executives and other employees. The Board of Directors believes that the Compensation Committee, which is composed entirely of independent directors and is advised by an independent compensation consultant, is in the best position to determine when to apply the double-trigger principles described above.

Changes in Capitalization and Similar Changes

As is customary in stock and incentive plans of this nature, in the event of any change in the outstanding shares of the Company’s common stock by reason of any stock dividend, stock split, recapitalization, or similar transaction or change in the Company’s capital stock, the aggregate number and kind of shares reserved under the plan, and the exercise price, annual limits, and other relevant provisions will be proportionately, equitably and appropriately adjusted by the Compensation Committee in its discretion. For instance, a two-for-one stock split would generally double the number of shares reserved under the plan.

Similarly, a two-for-one stock split would generally double the number of shares covered by each outstanding stock option and reduce the corresponding exercise price by one-half.

Termination of or Changes to the Amended and Restated SIP

The Board of Directors may terminate, amend, or modify the Amended and Restated SIP in any respect without shareholder approval, unless the particular amendment or modification requires shareholder approval under the Internal Revenue Code, the rules and regulations under Section 16 of the Exchange Act, the rules and regulations of the exchange on which the Company’s common shares are then listed, by any regulatory body having jurisdiction with respect thereto, or pursuant to any other applicable laws, rules, or regulations. No termination, amendment, or modification of the Amended and Restated SIP, other than in connection with a change in control or capital adjustments pursuant to the plan or as required by applicable law, may adversely affect any awards previously granted under the plan without the participant’s written consent.

Clawback

All awards under the Amended and Restated SIP (whether vested or unvested) will be subject to the terms of any recoupment, clawback, or similar policy in effect at the Company from time to time, as well as any similar provisions of applicable law, which could in certain circumstances require repayment or forfeiture of awards or any shares of common stock or other cash or property received with respect to the awards, including any value received from a disposition of the shares of common stock acquired upon payment of the awards.

Banking Regulatory Provision

All awards will be subject to any condition, limitation, or prohibition under any financial institution regulatory policy or rule to which the Company or any of its subsidiaries is subject.

Certain Federal Income Tax Consequences

Options.  A participant who exercises a non-qualified stock option will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the exercise price. The Company generally will be entitled to a corresponding deduction for federal income tax purposes.

A participant who exercises an incentive stock option will not be subject to taxation at the time of exercise, nor will the Company be entitled to a deduction for federal income tax purposes. The difference between the exercise price and the fair market value of shares on the date of exercise is a tax preference item for purposes of determining a participant’s alternative minimum tax. A disposition of the purchased shares after the expiration of the required holding period (i.e., the later of two years from the grant date or one year from the exercise date) will generate long-term capital gain in the year of disposition, and the Company will not be entitled to a deduction for federal income tax purposes. A disposition of the purchased shares prior to the expiration of the required holding period will subject the participant to taxation at ordinary income rates in the year of disposition, and the Company generally will be entitled to a corresponding deduction.

Restricted Stock.  A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock (if any).

However, a participant may elect, under Section 83(b) of the Internal Revenue Code within 30 days of the grant of the stock, to recognize taxable ordinary income on the grant date equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the amount of any purchase price of the restricted stock. Thereafter, if the shares are forfeited, the participant will be entitled to a deduction, refund, or loss, for tax purposes only, in an amount equal to any purchase price of the forfeited shares regardless of whether the participant made a Section 83(b) election. With respect to the sale of shares after the forfeiture period has expired, the holding period to determine whether any gain or loss is long term or short term begins when the forfeiture period expires, and the tax basis for such shares generally will be based on the fair market value of such shares on such date. However, if the participant makes an election under Section 83(b), the holding period will commence on the grant date, the tax basis will be equal to the fair market value of shares on such date (determined without regard to restrictions), and the Company generally will be entitled to a federal income tax deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable. Dividends paid on restricted stock generally will be treated as compensation that is taxable as ordinary income to the participant and will be deductible by the Company when paid. If, however, the participant makes a Section 83(b) election, the dividends will be taxable as ordinary income to the participant but will not be deductible by the Company.

Stock Awards.  A participant receiving an unrestricted stock award is required to include the fair market value of the shares received as ordinary compensation income upon receipt in an amount equal to the fair market value of the shares received. The Company will be entitled to a federal income tax deduction in the corresponding amount at that time. For each share of common stock received, the taxation of the post-receipt appreciation or depreciation is treated as either a short term or long term capital gain or loss, depending upon the length of time the participant held the shares.

Restricted Stock Units and Performance Share Units.  A participant will not realize income in connection with the grant of a restricted stock unit or the credit of any dividend equivalents to his or her account or the grant of a performance share unit. When shares of common stock and/or cash is delivered to the participant, the participant generally will be required to include as taxable ordinary income in the year of receipt, an amount equal to the amount of cash and the fair market value of any shares received. The Company will be entitled to a federal income tax deduction at the time and in the amount included in the participant’s income by reason of the receipt. For each share of common stock received in respect of a restricted stock unit or performance share unit, the taxation of the post-settlement appreciation or depreciation is treated as either a short term or long term capital gain or loss, depending upon the length of time the participant held the shares of common stock.

Performance Cash Awards.  A participant will not recognize any taxable income at the time a performance cash award is granted. When the terms and conditions to which a performance cash award is subject have been satisfied and the award is paid, the participant will recognize as ordinary income the amount of cash he or she receives. The Company generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

Section 409A.  Section 409A of the Internal Revenue Code (“Section 409A”) imposes certain requirements on non-qualified deferred compensation arrangements, including requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Under current Internal Revenue Service guidance, certain awards under the Amended and Restated SIP are excluded from non-qualified deferred compensation to which Section 409A applies. These excluded awards are stock options under which shares of the Company’s common stock are issued, restricted stock, restricted stock units that are paid at or shortly after vesting, and performance share unit awards that are paid at or shortly after vesting. Other awards under the Amended and Restated SIP may be treated as non-qualified deferred compensation to which Section 409A applies, and in such case it is generally the Company’s intent that such awards be designed to comply with the election timing, payment timing, and other requirements of Section 409A.

If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award will recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with the provisions of Section 409A, Section 409A imposes an additional twenty percent (20%) federal income tax on compensation recognized as ordinary income, as well as possible interest requirements with respect to such amounts, and will have certain withholding requirements.

The foregoing is only a summary of the effect of federal income taxation upon the Company and upon participants, is not complete and does not discuss the tax consequences of any participant’s death or the income tax laws of any municipality, state, or foreign country in which a participant may reside. The foregoing is not legal advice or tax advice.

New Plan Benefits

No determination has yet been made as to the awards, if any, that any individuals who would be eligible to participate in the Amended and Restated SIP will be granted in the future and, therefore, the benefits to be awarded under the Amended and Restated SIP are not determinable.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2014, relating to the Company’s existing equity compensation plans.

	Year Ended December 31, 2014
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (A)	Weighted-average exercise price of outstanding options, warrants and rights (B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (C)(1)
Equity compensation plans approved by security holders	389,269	$16.69	480,773
Equity compensation plans not approved by security holders	—	—	—
Total	389,269	$16.69	480,773

(1)	Consists of shares available for future issuance under the 2011 SIP as of December 31, 2014 and does not reflect the 1,500,000 increase in the number of shares available under the Amended and Restated SIP if shareholders approve the Amended and Restated SIP at the Annual Meeting.

Vote Required

Approval of the Amended and Restated SIP requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting with respect to this proposal. Abstentions and broker non-votes are not included in determining the number of votes cast with respect to this proposal and therefore will have no effect on the outcome of this proposal.

Approval of the Amended and Restated SIP by shareholders will constitute approval of the material terms of the Amended and Restated SIP, including the performance-based awards, the performance goals that may be used and the maximum benefit that may be paid to any employee for purposes of Section 162(m).

The Board of Directors recommends that you vote FOR the approval of the Union Bankshares Corporation Stock and Incentive Plan.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — PROPOSAL 3

The Audit Committee of the Board of Directors, under Rule 10A-3 of the Exchange Act and the committee’s charter, has the sole authority to appoint or replace the Company’s independent registered public accounting firm. The Audit Committee has appointed Ernst & Young LLP (“E&Y”) as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2015. The Audit Committee seeks shareholder ratification of this appointment. Prior to E&Y’s appointment, Yount, Hyde & Barbour, P. C. (“YHB”) served as the Company’s independent registered public accounting firm. See “Change In Independent Registered Public Accounting Firm” on page 22. We do not expect that a representative of YHB will be present at the Annual Meeting. A representative from E&Y is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

A majority of the votes cast, in person or by proxy, at the Annual Meeting, is required for the ratification of the appointment of the independent registered public accounting firm.

Should the shareholders not ratify the selection of E&Y, it is contemplated that the appointment of E&Y will be permitted to stand unless the Audit Committee finds other compelling reasons for making a change. Disapproval by the shareholders will be taken into consideration for the selection of the independent registered public accounting firm for the coming year.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION — PROPOSAL 4

As part of implementing the “say on pay” requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), pursuant to applicable rules, the SEC requires a separate and non-binding shareholder vote to approve the compensation of the named executive officers in the proxy statement. This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to endorse or not endorse a company’s executive pay program. At the Company’s 2011 annual meeting of shareholders, the shareholders voted in favor of having an advisory (non-binding) vote on executive compensation every year, as recommended by the Company’s Board of Directors. Accordingly, shareholders of the Company are being asked to approve the following resolution:

“RESOLVED, that the shareholders of Union Bankshares Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure in this proxy statement.”

This is an advisory vote only. Approval of the proposed resolution requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting.

The Company believes its compensation policies and procedures are strongly aligned with the long term interests of its shareholders. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee of the Board of Directors will take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors recommends that you vote FOR the approval of the “say on pay” resolution set forth above.

CORPORATE GOVERNANCE, BOARD LEADERSHIP, AND BOARD DIVERSITY

The Board of Directors and Board Meetings

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the director’s duties and to attend all regularly scheduled Board of Directors, committee, and shareholder meetings. Each director, other than Mr. Beale, has been deemed by the Board of Directors to be an “independent director” as such term is defined in Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market LLC (“NASDAQ”). In making this determination, the Board of Directors has concluded that none of these members has a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

There were eight regular meetings of the Board of Directors in 2014. Each director attended 75% or more of the aggregate number of meetings of (i) the Board of Directors held during the period for which he or she was a director in 2014; and (ii) the committees of the Board of Directors of which he or she was a member in 2014. Fees were paid to the non-employee directors in accordance with the Company’s director compensation schedule.

Board Structure and Leadership

In connection with the Company’s acquisition of StellarOne and pursuant to the terms of the Agreement and Plan of Reorganization, dated June 9, 2013, between the Company and StellarOne, effective as of the January 1, 2014 acquisition date, the Company appointed eight former directors of StellarOne to serve on the

Company’s Board of Directors, and Dr. Smoot was appointed Chairman of the Board of Directors. Mr. Hicks, who had served as Chairman of the Board of Directors since 1998, was appointed Vice Chairman of the Board of Directors effective on January 1, 2014 but continues to serve on the Company’s Executive Committee; Mr. Murphy, who had served as Vice Chairman of the Board of Directors since 2002, stepped down as Vice Chairman on January 1, 2014 but continues to serve on the Executive Committee; Mr. Hicks has served on the Company’s Executive Committee since 1998; Mr. Murphy has served on the Company’s Executive Committee since 2001; Dr. Smoot and Messrs. Beale, McCann, Tillett, and Wampler also serve on the Company’s Executive Committee. To date, the Company has chosen not to combine the positions of Chief Executive Officer and Chairman. The Company believes that its leadership structure is appropriate because by having an outside independent Chairman and Vice Chairman, there exists a certain degree of control and balanced oversight of the management of the Board’s functions and its decision making processes.

The President and Chief Executive Officer makes frequent reports to the Board of Directors, often at the suggestion of the Chairman or other directors; he also explains in detail to the Board of Directors the reasons for certain recommendations of the Company’s executive management group.

Board Committees

The Board of Directors has a standing Executive Committee, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk Committee. Brief summaries of these standing committees follow.

Executive Committee.  The Executive Committee is composed of G. William Beale, Chairman, Ronald L. Hicks, Patrick J. McCann, W. Tayloe Murphy, Jr., Raymond D. Smoot, Jr., Ronald L. Tillett, and Keith L. Wampler. The committee, which is subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board of Directors to act between meetings of the Board of Directors, except for certain matters reserved to the Board of Directors by law. Mr. Beale serves as Chairman of the Executive Committee because of his day-to-day management responsibilities, which include identifying issues that require either the involvement of the Executive Committee or the full Board of Directors during interim periods between regularly scheduled Board of Directors meetings. Mr. Beale is well suited to convene such meetings with proper notices in an expeditious and efficient manner. There were twelve meetings of the Executive Committee in 2014; fees were paid to the non-employee directors who attended these meetings.

Audit Committee.   The Audit Committee is composed of Patrick J. McCann, Chairman, Daniel I. Hansen, Jan S. Hoover, and Raymond L. Slaughter. The functions of the committee are to oversee the accounting and financial reporting processes of the Company and audits of the Company’s financial statements, to engage the independent registered public accounting firm, to approve the scope of the independent registered public accountants’ audit, to review the reports of examination by the regulatory agencies, the independent registered public accountants, and the Company’s internal auditors, and to issue its reports to the Board of Directors. All members of the Audit Committee are “independent directors” as defined by applicable NASDAQ and SEC rules. Mr. McCann, Ms. Hoover, and Mr. Slaughter each qualify as an “audit committee financial expert” as defined by the regulations of the SEC; all Audit Committee members have significant financial experience in accordance with applicable NASDAQ rules. The Audit Committee met ten times in 2014; fees were paid to the director attendees in accordance with the Company’s director compensation fee schedule. The committee’s charter is on the Company’s website at: http://investors.bankatunion.com.

Compensation Committee.  The Compensation Committee consists of Ronald L. Tillett, Chairman, Glen C. Combs, Ronald L. Hicks, and Linda V. Schreiner. All members of the Compensation Committee are “independent directors” as defined by applicable NASDAQ rules. The primary functions of this committee are to review and recommend the compensation to be paid to the President and Chief Executive Officer and the other named executive officers of the Company, and to review and comply with compensation rules and regulations applicable to the Company under the Dodd-Frank Act and certain SEC disclosure rules. This committee also reviews, approves, and administers all incentive compensation plans for the benefit of persons eligible to participate in such plans. The Compensation Committee met seven times in 2014; fees were paid to the director attendees in accordance with the Company’s director compensation fee schedule. The committee’s charter is on the Company’s website at: http://investors.bankatunion.com.

Risk Committee.  The Risk Committee was formed in 2014 and consists of Keith L. Wampler, Chairman, L. Bradford Armstrong, Beverley E. Dalton, Alan W. Myers, and Raymond L. Slaughter. All members of the Risk Committee are “independent directors” as defined by applicable NASDAQ rules. The primary functions of this committee are to assist the Board of Directors in its oversight of the Company’s management of financial, operational, information technology (to include cyber risk), credit, market, capital, liquidity, reputation, strategic, legal, compliance and other risks; and to oversee the Company’s enterprise risk management framework. The Risk Committee met ten times in 2014; fees were paid to the director attendees in accordance with the Company’s director compensation fee schedule. The committee’s charter is on the Company’s website at: http://investors.bankatunion.com.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee consists of W. Tayloe Murphy, Jr., Chairman, Gregory L. Fisher, Thomas P. Rohman, and Charles W. Steger. All members of the Nominating and Corporate Governance Committee are “independent directors” as defined by applicable NASDAQ rules. The primary function of this committee is to evaluate and recommend individuals as nominees for election or reelection to the Board of Directors of the Company. The Nominating and Corporate Governance Committee identifies potential director nominees and reviews each nominee’s experience and background, conducting interviews as it deems appropriate. The committee also monitors the composition of the Board of Directors to ensure that it has the appropriate experience, skill sets and diversity, and provides guidance to the Board of Directors on a broad range of corporate governance issues. The Nominating and Corporate Governance Committee met six times in 2014; fees were paid to the director attendees in accordance with the Company’s director compensation fee schedule. The committee’s charter is on the Company’s website at: http://investors.bankatunion.com.

Consideration of Board Diversity

The Nominating and Corporate Governance Committee considers diversity in assessing the composition of the Board of Directors. The committee’s charter includes the following language:

“Board Membership Criteria
The Committee members will work together and with the Board, as appropriate, to determine the appropriate characteristics, skills, and experience required for consideration for any potential nominee, including, for example: independence; integrity; high standards of personal and professional ethics; sound business judgment; a general understanding of finance and other disciplines relevant to the success of a publicly traded bank holding company; educational and professional backgrounds; personal accomplishments; individual qualities and attributes that will contribute to Board heterogeneity; age, gender, ethnic, and geographic diversity. The objective of the Committee’s recommending any nominee or group of nominees is to put forward such persons who will help the Company remain successful and represent the shareholders’ interests through the exercise of sound business judgment and the diversity of experiences. In determining whether to recommend a director for re-election, the Committee will consider the director’s past attendance at meetings and his/her participation in and contribution to the activities of the Board and its committees.”

When considering any potential nominee to serve on the Board of Directors, the Nominating and Corporate Governance Committee considers several factors, such as the nominee’s professional experience, service on other boards, education, race, gender, and the geographic areas where the individual resides or works.

Further, as stated in the Company’s Corporate Governance Guidelines under Board Membership Criteria:

“Members of the Board...are expected to have the appropriate skills and characteristics necessary to function in the Company’s current operating environment and contribute to its future direction and strategies. These include legal, financial, management and other relevant skills, as well as varying experiences, ages, judgments, residences and backgrounds.”

The Company’s Corporate Governance Guidelines are available on the Company’s website at: http://investors.bankatunion.com.

Shareholder Nominations

Although the Nominating and Corporate Governance Committee has no formal policy with respect to the consideration of director candidates recommended by shareholders, the committee will consider candidates for directors proposed by shareholders in writing. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All shareholder recommendations should be submitted to the attention of the Nominating and Corporate Governance Committee of the Board of Directors, Union Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219, and must be received by November 12, 2015 to be considered by the committee for the next annual election of directors. Any candidate recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating and Corporate Governance Committee. The committee received no director candidates from any shareholder relating to the Annual Meeting.

In addition, any shareholder may nominate a person for election as director at an annual meeting if notice of the nomination is given in advance in writing and sets forth the information required by Section 4 of Article I of the Company’s Bylaws with respect to each director nomination that a shareholder intends to present at the annual meeting. Notice of any such shareholder nomination must be addressed to the Company’s Corporate Secretary and delivered personally to, or mailed to and received at, Union Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219, on or before February 10, 2016 for the next annual election of directors.

Board Members Serving on Other Publicly Traded Company Boards of Directors

Dr. Smoot currently serves as a director of RGC Resources, Inc., a publicly traded diversified energy company.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors and none of them is a present or past employee or officer of the Company or its subsidiaries.

During 2014 and up to the present time, there were transactions by certain members of the Compensation Committee, or their associates, and one or both of Union Bank & Trust, the Company’s wholly owned bank subsidiary; and StellarOne Bank, the Company’s wholly owned bank subsidiary that merged with and into Union Bank & Trust in 2014, all consisting of extensions of credit by such bank in the ordinary course of its business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management, none of the transactions involves more than the normal risk of collectibility or presents other unfavorable features.

Shareholder Communication

Shareholders may communicate with all or any member of the Board of Directors by addressing correspondence to the “Board of Directors” or to the individual director and addressing such communication to: Union Bankshares Corporation, Attention: Corporate Secretary, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219. All communications so addressed will be forwarded to the Chairman of the Board of Directors (in the case of correspondence addressed to the “Board of Directors”), or to the individual director. All of the current directors of the Company attended the 2014 annual meeting of shareholders. Consistent with the Company’s Corporate Governance Guidelines, all directors are expected to attend the Annual Meeting and each should be available to shareholders to discuss Company matters. The Corporate Governance Guidelines are available on the Company’s website at: http://investors.bankatunion.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s 2014 Report to the Shareholders, which follows, was approved and adopted by the Audit Committee on February 24, 2015. The Board of the Company has a standing Audit Committee that consists of the independent directors whose names appear at the end of this report.

While management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls, the Audit Committee monitors and reviews the Company’s financial reporting process on behalf of the Board of Directors. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. The Audit Committee reviews and reassesses its charter periodically and recommends any changes to the Board for approval. Under applicable law, the selection of the Company’s independent registered public accounting firm is the sole responsibility of the Audit Committee.

The Audit Committee considers the quality, qualification, capacity and level of service of the firm, prior to reappointment. The results of all Public Company Accounting Oversight Board (United States) (“PCAOB”) examinations are discussed with registered public accountants, Yount, Hyde & Barbour, P. C. (“YHB”), as part of this process. The Audit Committee also provides input to the independent registered public accounting firm with regards to engagement partner selection.

The Company’s independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with the standards of the PCAOB and to issue reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, which, in its reports, expresses an opinion on the conformity of the Company’s consolidated annual financial statements to accounting principles generally accepted in the United States of America and whether the Company’s internal controls over financial reporting were effective as of December 31, 2014.

In this context, the Audit Committee met and held discussions with management and representatives of the Company’s independent registered public accounting firm, YHB, with respect to the Company’s financial statements for the year ended December 31, 2014. Management represented to the Audit Committee that the consolidated financial statements of the Company were prepared in accordance with accounting principles generally accepted in the United States of America; the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard AU Section 380, “Communication with Audit Committees,” and Rule 2-07 of Regulation S-X promulgated by the SEC, as modified or supplemented.

In addition, the Audit Committee discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management, and the independent registered public accounting firm provided to the Audit Committee the written disclosures and letter required by PCAOB Rule 3526, “Communication with Audit Committees Regarding Independence.”

The Audit Committee also discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management in attendance, to discuss the results of their examinations, the evaluations of the internal controls of the Company, and the overall quality of the financial reporting of the Company. This included the Audit Committee’s monitoring the progress of remediation of noted control deficiencies, until resolved.

Principal Accounting Fees

The Company’s independent registered public accounting firm, YHB, billed the following fees for services provided to the Company during 2014 and 2013:

	2014	2013
Audit fees(1)	$495,850	$316,763
Audit-related fees(2)	22,750	31,916
Tax fees(3)	—	—
All other fees	—	—
Total	$518,600	$348,679

(1)	Audit fees: Audit and review services, consents, review of documents filed with the SEC, including the 2014 proxy statement; the Union Mortgage Group, Inc. stand alone audit in compliance with governmental auditing standards; attestation regarding the adequacy of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act; attest report on internal controls under the Federal Deposit Insurance Corporation Improvement Act; assistance with and consent to the Form S-4 registration statement filed in connection with the acquisition of StellarOne Corporation (S-4 filed in 2013).
(2)	Audit-related fees: Audits of employee benefit plans; consultation concerning research, financial accounting, reporting standards, and other related issues.
(3)	Tax fees: No tax services are performed by YHB.

The Audit Committee notes that YHB performed no services to the Company, other than those enumerated above, for 2014 and 2013. As a result, the Audit Committee has determined that the provision of these services by YHB is compatible with maintaining the firm’s independence from the Company. Any engagement beyond the scope of the annual audit engagement is required to be pre-approved by the Audit Committee. There were no adjustments to fees billed by YHB in 2014 or 2013.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee,

Patrick J. McCann, Chairman
Daniel I. Hansen
Jan S. Hoover
Raymond L. Slaughter

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 24, 2015, the Audit Committee approved the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. The selection of E&Y is effective as of February 27, 2015. On February 24, 2015, the Company notified Yount, Hyde & Barbour, P.C. that it had been dismissed as the Company’s independent registered public accounting firm effective as of February 27, 2015. The decision to change the Company’s independent registered public accounting firm was approved by the Company’s Audit Committee.

YHB performed audits of the consolidated financial statements of the Company for the years ended December 31, 2014 and 2013. The audit reports of YHB on the consolidated financial statements of the Company as of and for the years ended December 31, 2014 and 2013 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two fiscal years ended December 31, 2014 and 2013 and from January 1, 2015 through February 27, 2015, (i) there were no disagreements with YHB on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures that, if not resolved to YHB’s satisfaction, would have caused YHB to make reference in connection to their opinion to the subject matter of the disagreement and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K of the SEC.

YHB has furnished a letter to the SEC dated February 27, 2015 stating that it agrees with the above statements.

During the two most recent fiscal years ended December 31, 2014 and 2013 and from January 1, 2015 through February 27, 2015, neither the Company nor anyone on its behalf consulted E&Y regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company that E&Y concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue. During the two most recent fiscal years ended December 31, 2014 and 2013 and from January 1, 2015 through February 27, 2015, neither the Company nor anyone on its behalf consulted E&Y regarding any matter that was the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively.

On February 27, 2015, the Company filed a Current Report on Form 8-K with the SEC with respect to the above referenced change in the Company’s independent registered public accounting firm.

NAMED EXECUTIVE OFFICERS

The following persons, each of whom is an executive officer of the Company, are sometimes referred to in this proxy statement as the “named executive officers,” or the “NEOs.”

Name (Age)	Title and Principal Occupation During at Least the Past Five Years
G. William Beale (65)	Chief Executive Officer of the Company since February 1, 2010 and President of the Company since October 1, 2013; President and Chief Executive Officer of the Company from 1993 to February 1, 2010; Chief Executive Officer of Union Bank & Trust, the Company’s wholly owned bank subsidiary, formerly known as Union First Market Bank, since February 1, 2010; President and Chief Executive Officer of Union Bank and Trust Company from 1991 to 2004.
Robert M. Gorman (56)	Executive Vice President and Chief Financial Officer of the Company since joining the Company in July 2012; previously with SunTrust Banks, Inc. as Senior Vice President and Director of Corporate Support Services in 2011 and Senior Vice President and Strategic Financial Officer from 2002 until 2011.
John C. Neal (65)	President of Union Bank & Trust since March 2010 and Executive Vice President of the Company since 2005; Chief Banking Officer of the Company from 2005 to 2012; President and Chief Executive Officer of Union Bank and Trust Company from 2004 to March 22, 2010; Executive Vice President and Chief Operating Officer of Union Bank and Trust Company from 1997 to 2004; joined Union Bank and Trust Company in 1991 as a Vice President. Mr. Neal serves on the Board of Directors of the Federal Home Loan Bank of Atlanta.
D. Anthony Peay (55)	Executive Vice President of the Company and, since April 1, 2012, Chief Banking Officer of Union Bank & Trust; Chief Financial Officer of the Company from 1994 to June 2012; Executive Vice President of the Company since 2003.
Elizabeth M. Bentley (54)	Executive Vice President since 2007 and Chief Retail Officer of Union Bank & Trust; Senior Vice President from 2005 to 2007; Vice President from 2002 to 2005; joined the Company in 1998 as an Assistant Vice President.

OWNERSHIP OF COMPANY COMMON STOCK

The following table sets forth, as of February 25, 2015, certain information with respect to the beneficial ownership of the Company’s common stock held by (a) each director and director-nominee of the Company, (b) each executive officer named in the Summary Compensation Table in the “Compensation Discussion and Analysis” section below, (c) each holder of more than five percent of common stock, and (d) by all the directors and the executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Named Executive Officers and Directors:
L. Bradford Armstrong	10,122	(2)	*
G. William Beale	195,532	(2)(3)	*
Glen C. Combs	43,246	(2)	*
Beverley E. Dalton	12,211	(3)	*
Gregory L. Fisher	12,708		*
Daniel I. Hansen	140,301	(2)	*
Ronald L. Hicks	103,139	(2)	*
Jan S. Hoover	15,145		*
Patrick J. McCann	15,497	(2)	*
W. Tayloe Murphy, Jr.	157,190	(2)	*
Alan W. Myers	21,138		*
Thomas P. Rohman	2,337		*
Linda V. Schreiner	3,820		*
Raymond L. Slaughter	12,135	(2)	*
Raymond D. Smoot, Jr.	26,777	(3)	*
Charles W. Steger	11,645	(3)	*
Ronald L. Tillett	23,845		*
Keith L. Wampler	14,243		*
Robert M. Gorman	8,070		*
John C. Neal	69,355	(3)	*
D. Anthony Peay	63,325	(2)(3)	*
Elizabeth M. Bentley	35,153	(3)	*
All executive officers and directors as a group:
(25 persons)	1,050,414	(2)(3)	2.3%
5% Shareholders:
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	2,554,556	(4)	5.7%
Vaughan Nelson Investment Management L.P. 600 Travis Street, Suite 6300 Houston, Texas 77002	2,671,357	(5)	5.9%
BlackRock, Inc. 55 East 52nd Street New York, New York 10022	2,567,482	(6)	5.7%

(footnotes appear on following page)

(footnotes to table on previous page)

*	Represents less than 1% of the Company’s common stock.
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has, or shares, the power to vote, or direct the voting, of the security or the power to dispose of, or direct, the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.
(2)	Includes shares held by affiliated corporations, close relatives and dependent children, or as custodians or trustees, as follows: Mr. Armstrong, 4,471 shares; Mr. Beale, 28,465 shares; Mr. Combs, 9,777 shares; Mr. Hansen, 29,696 shares; Mr. Hicks, 12,919 shares; Mr. McCann, 201 shares; Mr. Murphy, 2,772 shares; Mr. Peay, 100 shares; Mr. Slaughter, 10,534 shares.
(3)	Includes shares that may be acquired pursuant to currently exercisable stock options granted under the Company’s equity compensation plans as follows: Mr. Beale, 39,486 shares; Ms. Dalton, 1,346 shares; Dr. Smoot, 1,346 shares; Dr. Steger, 1,346 shares; Mr. Neal, 15,490 shares; Mr. Peay, 18,042 shares; Ms. Bentley, 13,006 shares.
(4)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2015, which reported sole voting power over 2,447,589 shares, sole dispositive power over 2,554,556 shares and shared dispositive power over 0 shares.
(5)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2015, which reported sole voting power over 2,049,625 shares, sole dispositive power over 2,427,600 shares and shared dispositive power over 243,757 shares.
(6)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 2, 2015, which reported sole voting power over 2,463,717 shares, sole dispositive power over 2,567,482 shares and shared dispositive power over 0 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section of the proxy statement provides an overview and explanation of the material information relevant to understanding the objectives, policies, and the philosophy underlying the Company’s compensation programs for its executives, focusing on the NEOs:

•	G. William Beale, President and Chief Executive Officer (“CEO”) of the Company
•	Robert M. Gorman, Executive Vice President and Chief Financial Officer (“CFO”) of the Company
•	John C. Neal, Executive Vice President of the Company and President, Union Bank & Trust (“Bank President”)
•	D. Anthony Peay, Executive Vice President of the Company and Chief Banking Officer, Union Bank & Trust (“CBO”)
•	Elizabeth M. Bentley, Executive Vice President of the Company and Chief Retail Officer, Union Bank & Trust (“CRO”)

In this Compensation Discussion and Analysis, the Company’s executive officers, including the NEOs, are sometimes referred to as the “Executive Group.”

This section also informs shareholders about certain incentive compensation plans as well as components of compensation paid to the NEOs. Following the Compensation Discussion and Analysis, the Company provides additional information relating to executive and director compensation in a series of tables, including important explanatory footnotes and narrative. The Summary Compensation Table is incorporated by reference into this Compensation Discussion and Analysis.

At the 2014 annual meeting of shareholders, the shareholders voted to approve, on an advisory basis, the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2014 proxy statement. Excluding abstentions and broker non-votes, the vote was 31,194,074 shares “For” (94.6% of the shares voted) and 1,771,535 shares “Against” (5.4% of the shares voted).

The Compensation Committee took into account the result of the shareholder vote in determining executive compensation policies and decisions since the 2014 annual meeting. The Compensation Committee viewed the vote as an expression of the shareholders’ overall satisfaction with the Company’s current executive compensation programs. While the Compensation Committee considered this shareholder satisfaction in determining to continue the Company’s executive compensation programs for 2014 and into 2015, decisions regarding incremental changes in individual compensation were made in consideration of the factors described below.

Executive Summary

The Company’s compensation programs are designed to link the compensation that its NEOs receive through the Company’s various incentive plans to its financial performance. In making compensation decisions, the Compensation Committee considers market practices and compensation levels, the Company’s performance and good governance practices. The Company’s goal is to ensure that its compensation programs are competitive in attracting, motivating, and retaining high level executive talent, commensurate with its financial performance, and are aligned with the interests of its shareholders.

Each compensation element is generally targeted to the median of “market,” which is defined through the use of a select peer group and survey data that the Compensation Committee deems comparable. The incentive programs are designed so that superior financial performance should result in pay higher than the Company’s peers while substandard financial performance should result in pay lower than its peers.

Below are highlights of the Company’s executive compensation programs for 2014:

•	Base salaries of the NEOs were adjusted to reflect the median of market data of an amended peer group that more closely resembled the Company’s asset size following the StellarOne acquisition in January 2014.
•	Payments under the Company’s short term incentive compensation plan, known as the Management Incentive Plan or “MIP,” were made to the NEOs ranging from 15% to 23% of base salary. These payouts reflected above target achievement of corporate goals related to non-performing assets and merger savings in the StellarOne acquisition, and no payouts associated with below target performance with respect to net income and total loan goals.
•	Equity awards were made in the form of time-based restricted stock and performance-based shares.
•	Previously granted performance-based shares with a performance measurement date of December 31, 2013 did not vest in 2014 as a result of the relative Return on Assets and Return on Equity goals set for the awards not being achieved.
•	Cash awards were paid to reward the NEOs, other than the CEO, for their contribution to the StellarOne acquisition.

These actions are in addition to the other best practices embedded in the Company’s executive compensation programs that ensure that the Compensation Committee maintains effective governance and oversight of the programs. For example:

•	Claw-back provisions in the MIP allow the Company to recoup any excess incentive compensation paid to the NEOs under the MIP if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws.
•	The Company uses a structured, formulaic process for determining the amount of annual short term incentive cash compensation.
•	Equity programs reward performance over a three or four-year time horizon.
•	Stock ownership guidelines align the interests of management with the interests of shareholders.
•	Performance-based share awards deliver value to executives according to pre-determined financial metrics.
•	Annually, the Company’s Internal Audit Department evaluates the Company’s compensation plans as part of its enterprise risk management reviews. The Compensation Committee reviews the audit report as part of its effort to ensure the compensation plans do not encourage imprudent risk taking.
•	The Company uses the services of an independent compensation consultant.

Elements of Compensation

What are the elements of compensation for the NEOs and other members of the Executive Group and how does the Company set the amount for each element in association with the pay strategy?

Annually, the Compensation Committee evaluates the elements of executive compensation. For 2014, the principal components of compensation for members of the Executive Group were:

•	Base Salary: Paid to recognize the day-to-day duties and responsibilities of the Company’s executives. Individual base salary determinations involve consideration of market competitiveness, incumbent qualifications, performance, and service longevity.
•	Short Term Performance-Based Cash Incentive Opportunity: Consistent with competitive practices, the executives have a portion of their targeted annual total cash compensation at risk, contingent upon meeting the Company’s corporate goals and the executive’s personal objectives.

•	Long Term Incentive Opportunity — Time-Based Restricted Stock and Performance-Based Shares: Executives who are critical to the Company’s long term success participate in long term incentive opportunities that link a significant portion of their total compensation to increasing shareholder value.

Generally, the Compensation Committee targets base salary compensation and the various percentages used to calculate short and long term incentive opportunities at the 50th percentile of the selected peer group market data, using prevailing industry practices as a guide.

Compensation Philosophy and Objectives

What is the Company’s overall executive compensation philosophy?

The “total compensation philosophy” underlying the executive compensation program is to provide competitive, market-based total compensation programs that are tied to the Company’s business strategy and performance, and are aligned with the interests of its shareholders.

Within this framework, the Company observes the following principles:

•	Attract and retain highly qualified executives: Executive officers have base salaries that are market competitive with the Company’s identified industry peer group and permit the Company to hire and retain high quality individuals at all levels. The Company recognizes that by retaining high quality executives, its customers and shareholders will benefit from their expertise, high performance, and service longevity.
•	Pay for performance: Performance-related cash incentive compensation for executives that varies with annual Company performance. Executives are rewarded for achieving the Company’s operational and financial goals and providing a growing return to the shareholders.
•	Reward long term growth and profitability: Executive officers are rewarded through equity-based incentive compensation for the critical execution and achievement of long term results, and such rewards are aligned with the interests of the Company’s shareholders.
•	Align compensation with shareholder interests: The interests of the Company’s executive officers are linked with those of its shareholders through the risks and rewards of the ownership of the Company’s common stock.

What is the mix of cash and equity-based compensation for the NEOs?

Generally, the targeted mix of cash and equity-based compensation for the NEOs is on average 56% for base salary, 22% for annual cash incentives, and 22% for long term equity incentives. Incentive compensation for an individual executive may become a larger percentage of that person’s total direct compensation when he or she assumes significant responsibilities and has a significant impact on the financial or operational success of the Company.

Executive Compensation Administration

What is the Compensation Committee’s role with respect to executive compensation?

The Compensation Committee follows its charter (which is on the Company’s website at http://investors.bankatunion.com) and met seven times during 2014. The principal duties of the Compensation Committee are to:

•	review and recommend to the Board of Directors for approval the compensation of the CEO and the other NEOs, taking into consideration the CEO’s compensation recommendations for them. The CEO does not deliberate in regard to his own pay and is not present during discussions concerning his pay;
•	provide continuous oversight of executive compensation plans and adherence to the Company’s overall compensation philosophy;
•	review and ensure compliance with the compensation rules and regulations applicable to the Company under the Dodd-Frank Act and certain SEC disclosure rules;

•	approve the MIP corporate goals and objectives relevant to the Executive Group and evaluate each executive’s performance against these goals and objectives;
•	recommend to the Board of Directors the compensation components for each member of the Executive Group; and
•	review and recommend to the Board of Directors the appropriate level and type of compensation for service by non-employee members of the Board and Board committees.

Has the Compensation Committee retained and worked with an independent executive compensation consultant?

Yes; during 2014, the Compensation Committee retained the services of Pearl Meyer & Partners, LLC (“PM&P”), an independent executive compensation consulting firm, to provide comprehensive consulting services, including to:

•	provide information regarding base salary ranges and recommendations for executives;
•	review the Compensation Discussion and Analysis section of the proxy statement;
•	assist in developing goals for the short and long term incentive plans;
•	update the Compensation Committee about regulatory matters and trends;
•	provide feedback to the Compensation Committee regarding the incentive compensation plan for commercial loan officers;
•	assist with the development of 2015 executive compensation decisions; and
•	attend Compensation Committee meetings.

In addition, during 2014, the Compensation Committee relied on the services of Troutman Sanders LLP (“Troutman”), an independent law firm, to provide advisory services, including:

•	provide information and advice on amendments to the 2011 SIP;
•	update the Compensation Committee about regulatory matters and trends related to equity-based compensation;
•	attend Compensation Committee meetings as needed;
•	assist in drafting the amendment and restatement of the 2011 SIP; and
•	assist in drafting and finalizing the shareholder proposal to approve the amendment and restatement of the 2011 SIP, as included in this proxy statement.

PM&P reports directly to the Compensation Committee and does not provide any other services to the Company. Troutman provides other services to the Company including advice on securities law, corporate governance, litigation, regulatory matters, and other commercial and transactional matters. The Compensation Committee has analyzed whether the work of both PM&P and Troutman have raised any conflicts of interest, taking into consideration the following factors, among others: (i) the provision of other services to the Company by both PM&P and Troutman; (ii) the amount of fees from the Company paid to PM&P and Troutman as a percentage of their respective total revenues; (iii) PM&P’s and Troutman’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of PM&P, Troutman, the individual compensation advisors employed by PM&P or the individual attorneys employed by Troutman with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors or attorneys with any member of the Compensation Committee; and (vi) any stock of the Company owned by PM&P, Troutman, the individual compensation advisors employed by PM&P or the individual attorneys employed by Troutman. The Compensation Committee has determined, based on its analysis of the above factors, among others, that the work of PM&P, Troutman and the individual compensation advisors and attorneys employed by PM&P and Troutman as compensation consultants or advisors to the Company has not created any conflicts of interest.

What is the process the Compensation Committee uses to make executive compensation decisions?

The Compensation Committee reviews relevant market data and analyses provided by PM&P, its independent executive compensation advisor, confers with the Company’s Chief Audit Executive, and seeks the advice of other key executives, including the CEO, the CFO, and the Director of Human Resources. As a result of its work, the Compensation Committee recommends to the Board of Directors the annual base salaries and the short and long term incentive opportunity levels for the NEOs. The Compensation Committee considers the current economic and industry environment, as well as any merger activity of the Company, during its deliberative process.

How is risk considered in the development of the Company’s compensation programs?

The Company’s Internal Audit Department annually evaluates all compensation plans as part of its enterprise risk management reviews. The department reviews the performance metrics, approval mechanisms and related characteristics of the Company’s compensation policies and programs for all employees, including salaries, incentive plans, bonuses, sales incentives, stock options, restricted stock awards, and performance stock awards to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on the Company or its affiliates. To date, these reviews have found the Company’s compensation plans do not present undue risk. In addition, the Compensation Committee regularly reviews incentive compensation arrangements and consults with the Company’s senior risk officers whenever appropriate to ensure that such arrangements do not encourage the NEOs to take unnecessary and excessive risks that could threaten the value of the Company.

What peer group did the Compensation Committee use as a guide during 2014?

In August 2013, in anticipation of the acquisition of StellarOne, the peer group was revised to reflect the Company’s new asset size after the acquisition. During 2014, the Compensation Committee compared the principal elements of total direct compensation against this new peer group of publicly traded U. S. banks with assets as of the 2nd quarter of 2013 ranging from approximately 50% to 200% of the Company’s larger asset size. The companies comprising the peer group as of December 31, 2014 were:

1st Source Corporation	MB Financial, Inc.
BancFirst Corporation	National Penn Bancshares, Inc.
BancorpSouth, Inc.	Old National Bancorp
Chemical Financial Corporation	Park National Corporation
F.N.B. Corporation	Pinnacle Financial Partners, Inc.
First Commonwealth Financial Corporation	S&T Bancorp, Inc.
First Financial Bancorp.	South State Corporation
First Financial Bankshares, Inc.	Texas Capital Bancshares, Inc.
First Midwest Bancorp, Inc.	TowneBank
Heartland Financial USA, Inc.	Trustmark Corporation
IBERIABANK Corporation	United Bankshares, Inc.
International Bancshares Corporation	WesBanco, Inc.

What factors did the Compensation Committee consider in selecting the peer group?

The Compensation Committee considered the “compatibility” and “comparability” of each company when selecting the 2014 peer group. The Compensation Committee reviewed, among other things, each peer company’s asset size, earnings, geographical locations, organizational structure and governance, numbers of employees, numbers of branch offices, and service offerings. The Compensation Committee regularly reviews, evaluates, and adjusts the peer group when assessing and determining compensation so that its decisions are thoughtful, fair, and within the parameters of similarly situated institutions. The Compensation Committee also considers the peers used by proxy advisory firms to ensure reasonable overlap.

What survey data did the Compensation Committee use as a guide during 2014?

Positions were matched based on job duties using the appropriate scope for asset size. The survey data used in the executive compensation review primarily included national data from the following:

•	Pearl Meyer & Partners, 2013 National Banking Compensation Survey Report;
•	Kenexa, 2013 CompAnalyst;
•	McLagan, 2013 Regional and Community Banks; and
•	Additional proprietary survey sources.

Elements of Compensation

For 2014, the principal components of compensation for members of the Executive Group were:

•	base salary;
•	performance-based short term incentive compensation in the form of cash; and
•	long term incentive compensation in the form of time-based restricted stock and performance-based shares.

These and other elements of compensation are described below and are detailed in the Summary Compensation Table and the other tables following this Compensation Discussion and Analysis.

Base Salary

Effective March 1, 2014, the NEOs received market adjustments to reflect the median of market data of the previously described peer group that more closely resembled the Company’s asset size after the StellarOne acquisition. The base salaries for 2014 were:

2014 Base Salary
G. William Beale	$679,021
Robert M. Gorman	$344,000
John C. Neal	$349,986
D. Anthony Peay	$303,983
Elizabeth M. Bentley	$263,011

Short Term Incentive Compensation

Consistent with competitive practices, the executives have a portion of their targeted annual total cash compensation at risk, contingent upon meeting the Company’s corporate goals and individual performance objectives.

The MIP is the Company’s short term incentive compensation plan. The MIP is an annual plan that begins each January 1, the first day of the Company’s fiscal year.

•	The Compensation Committee administers the MIP and has final authority with respect to all matters or disputes relating to the plan.
•	Award payouts range from 0% to 150% of the executives’ target opportunity based on achieving certain levels of performance.
•	Currently, the aggregated awards to the MIP participants may not exceed 2.8% of the Company’s annual net income unless the Compensation Committee deems otherwise.

The plan includes a claw-back provision, which states that if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the participants shall reimburse the Company for any excess incentive payment that would otherwise not have been made had the Company’s financial performance been reported correctly.

What performance measures were used in the 2014 MIP?

The corporate performance measures and weightings outlined below were derived based on the 2014 corporate budget. The CEO presented the recommendations to the Compensation Committee for discussion and approval.

The Compensation Committee reviewed and approved the 2014 corporate performance measures and weightings of the MIP. This review included:

•	reviewing quantitative data and making qualitative decisions regarding performance in light of events affecting the Company from an economic, regulatory, and operational perspective;
•	establishing a net income goal by using a return on equity target set by the Compensation Committee; and
•	setting the return on equity target, for which the Compensation Committee reviewed the Company’s 2014 budget, peer group return on equity, and peer group return on assets performance.

Performance Measures	Weighting
Net Income	40%
Non-Performing Assets	15%
Total Loans	25%
StellarOne Merger Savings	20%
100%

What were the incentive opportunities and the component weightings for the NEOs in 2014?

Taking into consideration the recommendations of PM&P, its independent compensation consultant, and the CEO’s recommendations for the other NEOs, the Compensation Committee assigns each NEO an incentive award target as a percentage of year end base salary. The Compensation Committee also assigns each NEO a weighting between the corporate and individual/divisional goals.

Listed below are each NEO’s targeted percentages and weightings for the 2014 MIP:

Name	Target as a Percentage of Base Salary	Corporate Goal Weighting	Individual/ Divisional Goal Weighting
G. William Beale	50%	80%	20%
Robert M. Gorman	40%	80%	20%
John C. Neal	30%	60%	40%
D. Anthony Peay	40%	80%	20%
Elizabeth M. Bentley	30%	80%	20%

What award payouts did the NEOs receive under the 2014 MIP?

Payout on the MIP corporate goal weighting is formulaic and based on actual corporate results versus budget. The following table shows the targets as established and the Company’s performance against those goals.

Performance Measures	Weighting	Achievement %	Payout %
Net Income	40.0%	0.0%	0.0%
Non-Performing Assets	15.0%	150.0%	22.5%
Total Loans	25.0%	0.0%	0.0%
StellarOne Merger Savings	20.0%	108.6%	21.7%
	100.0%		44.2%

The NEOs have a portion of their MIP payouts based on individual/divisional goals. The payout is based on a combination of actual business results versus budget and CEO discretion. The CEO determines whether the NEO met his/her individual goals for the plan year and provides the information to the Compensation Committee as needed to inform the applicable recommendations and decisions.

The final award amounts below were approved by the Compensation Committee and the Company’s Board of Directors in February 2015 and paid in March 2015.

	Payout	% of Base Salary
G. William Beale	$120,094	18%
Robert M. Gorman	$79,289	23%
John C. Neal	$54,104	15%
D. Anthony Peay	$49,727	16%
Elizabeth M. Bentley	$39,916	15%

Did the NEOs receive any special cash awards in 2014?

On January 1, 2014, the Company acquired StellarOne Corporation and its wholly owned subsidiary, StellarOne Bank. To reward the NEOs other than the CEO for their contribution to the StellarOne acquisition, in February 2014, the CEO recommended and the Compensation Committee approved the below cash awards which were paid in March 2014.

Amount
Robert M. Gorman	$17,000
John C. Neal	$10,000
D. Anthony Peay	$12,000
Elizabeth M. Bentley	$12,000

In addition, in lieu of any remaining relocation benefit due to Mr. Gorman, such as real estate and brokerage fees for the sale of his home, he also received a net cash payment of $12,000 in December 2014.

Long Term Incentive Compensation

Long term incentive compensation is provided to members of the Executive Group to reward the executives for the critical execution and achievement of long term results and to align their interests with those of the Company’s shareholders. The Compensation Committee approves long term incentive compensation awards annually, usually at its February meeting. The Compensation Committee does not time the approval of awards based on information, either positive or negative, about the Company that has not been publicly disseminated.

In making long term incentive compensation determinations, the Compensation Committee considers in its discretion the following:

•	the Company’s performance relative to peers;
•	industry-specific survey results;
•	the data and opinions offered by PM&P, the Compensation Committee’s independent compensation consultant;
•	the Company’s earnings, growth, and risk management practices and results; and
•	in determining the type of award to be granted, the accounting and tax treatment of the award for both the Company and the recipient.

What is the 2003 Stock Incentive Plan?

The 2003 Stock Incentive Plan (“2003 SIP”) is the Company’s former equity compensation plan used for granting stock awards to eligible employees of the Company and its subsidiaries in the form of incentive stock options, nonqualified stock options, stock appreciation rights and restricted stock. The 2003 SIP terminated on

June 30, 2013, and no awards were made after that date. Awards made prior to the 2003 SIP’s termination date, and outstanding on that date, remain valid in accordance with their terms.

What is the Company’s current equity compensation plan?

The Company’s current equity compensation plan is the 2011 SIP. The 2011 SIP was adopted by the Board of Directors on November 2, 2010 and became effective January 1, 2011, as approved by the shareholders on April 26, 2011. The 2011 SIP makes available up to 1,000,000 shares of the Company’s common stock for granting stock awards in the form of incentive stock options, nonqualified stock options, restricted stock, and other stock-based awards to eligible employees of the Company and its subsidiaries. The Compensation Committee administers the 2011 SIP and it has discretion with respect to determining whether, when, and to whom stock options, restricted stock, and other stock based awards may be granted. The Compensation Committee also determines the terms and conditions for each such award, including any vesting schedule. As of December 31, 2014, there were 480,773 shares remaining in the 2011 SIP for specific grants and awards.

On January 29, 2015, the Board of Directors voted to amend and restate the 2011 SIP as set forth in the Amended and Restated SIP. The Amended and Restated SIP will become effective as of April 21, 2015 if approved by the Company’s shareholders at the Annual Meeting on that date. The Amended and Restated SIP increases the maximum number of shares that can be granted under the plan (since inception on April 26, 2011) from 1,000,000 to 2,500,000, an increase of 1,500,000 shares. It also identifies specific award types, including restricted stock units, stock awards, performance share units, and performance cash awards and eliminates the catch-all category of “other stock-based awards” under which certain such awards were previously made. The Amended and Restated SIP also amends the former plan (i) to provide for the qualification of performance-based awards as exempt under the compensation limit of Section 162(m) of the Internal Revenue Code; (ii) to encourage the use of double-trigger acceleration of equity awards in certain situations; and (iii) to add non-employee members of the Board of Directors of the Company or any subsidiary thereof, including members of regional advisory boards, as potential recipients of awards under the plan. See “Approval of the Union Bankshares Corporation Stock and Incentive Plan — Proposal 2” for a description of the Amended and Restated SIP.

How are the members of the Executive Group, including the NEOs, granted awards under the Company’s long term incentive plans?

Beginning in 2013, the Compensation Committee amended its long term incentive compensation plan to use restricted stock for the portion of the award that in the past had been granted using stock options. The Compensation Committee believed that the combination of restricted stock coupled with meaningful stock ownership requirements would reduce the risk profile of the awards while ensuring that executives are focused on shareholder value and the long term success of the Company. The plan is comprised of two components:

•	50% of the executive’s target long term incentive value is to be awarded as a restricted stock award vesting ratably over four years; and
•	50% of the executive’s target long term incentive value is to be awarded as performance shares.

The number of shares is calculated using the per share closing price of the Company’s common stock on the NASDAQ market on the date of approval by the Board of Directors.

Executives may earn the performance share portion of their awards by achieving certain metrics as established by the Compensation Committee. Since 2010, the number of shares to be awarded at the end of the period is based on the relative return on equity and return on assets of the Company versus an index of U.S. banks traded on major exchanges over a three-year performance period. The U.S. banks included in this index were compiled by PM&P for the Compensation Committee’s review and approval and range from 50% to 200% of the Company’s asset size. With respect to the plan for the period January 2014 through December 2016, asset size will be determined as of December 31, 2016.

What awards were made to the NEOs in 2014 under the 2011 SIP?

As part of a long term incentive plan for the period January 2014 through December 2016, on February 27, 2014, the Compensation Committee approved and recommended to the Board of Directors, which in turn approved, awards of restricted stock and a performance share opportunity to the NEOs, as listed below:

	Restricted Stock	Performance Share Opportunity
G. William Beale	6,712	6,712
Robert M. Gorman	2,720	2,720
John C. Neal	2,076	2,076
D. Anthony Peay	2,404	2,404
Elizabeth M. Bentley	1,560	1,560

What are the NEO Stock Ownership Guidelines?

As adopted in 2013, the stock ownership guidelines support the objective of increasing the amount of Company common stock owned by NEOs to further align the interests of management with the interests of shareholders, and to ensure that the NEOs have a significant stake in the organization’s long term success. The guidelines were developed based on a review of competitive market practice as conducted by the independent executive compensation advisor to the Compensation Committee. The stock ownership guidelines establish stock ownership levels for the NEOs as follows:

CEO — three times base salary

Bank President and CBO — two times base salary

Other NEOs — one times base salary

The guidelines state that each executive should achieve the designated level of stock ownership within five years. For the CEO and the other current NEOs, the five-year period began January 1, 2013; for a new NEO, the five-year period will begin on January 1 of the year following his or her date of hire or identification as an NEO.

Each NEO’s stock ownership level is reviewed annually by the Company and the Compensation Committee. As of the April 2014 review, all NEOs with the exception of Mr. Gorman had already met their respective stock ownership levels. Mr. Gorman is in compliance with the stock ownership guidelines and expected to achieve his recommended stock ownership level by January 31, 2018. Prior to meeting the guidelines, he is required to retain 50% of the shares received as a result of vesting or exercise of awards granted under the Company’s equity compensation plans.

What health, welfare, or other benefits do the members of the Executive Group receive?

All members of the Executive Group are eligible to participate in the health and welfare benefit programs available to all of the Company’s employees. These programs include medical, dental, and vision coverages, short and long term disability plans, and life insurance. All members of the Executive Group are also participants in the Employee Stock Ownership Plan sponsored by the Company.

Are there any other programs under which the members of the Executive Group may receive benefits?

Yes; the Company has a 401(k) profit sharing plan and all members of the Executive Group participate in this plan and are fully vested in their own contributions. The Company’s discretionary matching contributions vest pro-ratably and are fully vested after each plan participant has completed five years of service.

Executive Perquisites

The Company provides limited perquisites to members of its Executive Group. The Company provides to Mr. Beale an automobile, which is used primarily for business purposes, and covers the automobile’s related expenses; Mr. Beale’s membership dues for the Fredericksburg Country Club, the Farmington Country Club in Charlottesville, Virginia and The Commonwealth Club in Richmond, Virginia are also paid by the Company.

The Company pays the rent for an apartment for Mr. Beale in Richmond, and Mr. Beale pays all other costs associated with this apartment, such as utilities, insurance, and furnishings. Mr. Neal’s membership dues for the Fredericksburg Country Club are paid by the Company. Messrs. Peay, Neal, and Ms. Bentley each receive monthly car allowances. All members of the Executive Group currently have mobile devices, which are used for business purposes and are paid for by the Company (in accordance with the Company’s cell phone policy).

What decisions have been made in respect to NEO compensation for 2015?

In February 2015, the Compensation Committee met and approved new base salaries for the NEOs, which were approved by the Board of Directors on February 26, 2015 as follows:

2015 Base Salary
G. William Beale	$679,021
Robert M. Gorman	$352,600
John C. Neal	$358,736
D. Anthony Peay	$311,583
Elizabeth M. Bentley	$269,586

These new salaries reflect a 0% increase for Mr. Beale and a 2.5% increase for the other NEOs. No changes were made to their respective short-term or long-term incentive opportunity targets.

Executive Agreements

Were there agreements relating to executive compensation in 2014?

The Company has entered into employment agreements and “change in control,” or what it calls management continuity agreements, with certain employees. For Messrs. Beale, Peay, and Neal, these agreements were amended and restated in 2006; they were further amended and restated as of December 31, 2008 to comply with Section 409A of the Internal Revenue Code. Mr. Peay’s employment agreement was amended on April 1, 2012 to address his change in role from Chief Financial Officer to Chief Banking Officer. Ms. Bentley’s agreements are dated as of October 24, 2011. Mr. Gorman’s agreements are dated as of July 17, 2012; Mr. Gorman’s management continuity agreement was amended and restated as of December 7, 2012 to remove his ability to receive severance payments and other benefits following a voluntary termination of his employment for any reason during a 45-day period beginning on the one year anniversary date of the change in control transaction. These agreements are described in more detail below.

Employment Agreements

G. William Beale.  As of December 31, 2008, to effectuate compliance with Section 409A, the Company entered into an amended and restated employment agreement with G. William Beale pursuant to which the Company agrees to employ Mr. Beale as President and Chief Executive Officer. The agreement supersedes and replaces the employment agreement between the Company and Mr. Beale that was entered into in 2006 providing for his employment as President and Chief Executive Officer of the Company. On February 1, 2010, the Company and Mr. Beale agreed to an amendment to the agreement to clarify Mr. Beale’s position as Chief Executive Officer of the Company.

Mr. Beale’s agreement, which has an initial term of three years, provides that beginning on the commencement of the employment period under the agreement, and on each day thereafter, the term of the agreement will automatically be extended an additional day, unless the Company gives notice that the employment term will not thereafter be extended.

Mr. Beale’s base salary and the recommendations of the Compensation Committee are reviewed annually by the Board of Directors. Mr. Beale is entitled to annual cash bonuses and stock-based awards in such amounts as may be determined in accordance with the terms and conditions of the applicable short and long term incentive compensation plans adopted on an annual basis by the Compensation Committee and approved by the Board of Directors.

The Company may terminate Mr. Beale’s employment at any time for “Cause” (as defined in the agreement) without incurring any additional obligations to him. If the Company terminates Mr. Beale’s employment for any reason other than for “Cause” or if Mr. Beale terminates his employment for “Good Reason” (as defined in the agreement), the Company will generally be obligated to continue to provide the compensation and benefits specified in the agreement for two years following the date of termination. Upon the termination of his employment, Mr. Beale will be subject to certain noncompetition and nonsolicitation restrictions.

If Mr. Beale dies while employed by the Company, the Company will continue to pay Mr. Beale’s designated beneficiary, or his estate, as applicable, an amount equal to Mr. Beale’s then current base salary for six months after Mr. Beale’s death. If Mr. Beale is terminated as a result of his disability as determined pursuant to the agreement, then certain restrictions imposed by the agreement shall not apply after he ceases to be employed by the Company.

The agreement will terminate in the event that there is a change in control of the Company, at which time the Amended and Restated Management Continuity Agreement, dated as of December 31, 2008, between the Company and Mr. Beale, will become effective and any termination benefits will be determined and paid solely pursuant to the Amended and Restated Management Continuity Agreement.

Robert M. Gorman.  The Company entered into an employment agreement with Mr. Gorman effective as of July 17, 2012; this agreement contains substantially similar terms as and is modeled after Mr. Neal’s employment agreement. The Company and Mr. Gorman also entered into a Management Continuity Agreement effective as of July 17, 2012, which agreement is substantially similar to that of Mr. Neal, except that (i) Mr. Gorman does not have the right to receive severance payments and other benefits following a voluntary termination of his employment for any reason during a 45-day period beginning on the one year anniversary date of the change in control transaction; and (ii) Mr. Gorman’s agreement does not include a tax gross up provision. Mr. Gorman’s agreement has an initial term of two and-a-half years, and will be automatically renewed annually for an additional calendar year upon the expiration of the initial term unless the Company gives notice that the employment term will not be extended. Mr. Gorman’s employment agreement will terminate in the event there is a change in control of the Company, at which time the Management Continuity Agreement will become effective and any termination benefits will be determined and paid solely pursuant to that agreement.

D. Anthony Peay and John C. Neal.  The Company also entered into amended and restated employment agreements with Messrs. Peay and Neal as of December 31, 2008, again to effectuate compliance with Section 409A; these agreements contain substantially similar terms as and are modeled after Mr. Beale’s Agreement. These agreements supersede and replace the employment agreements Messrs. Neal and Peay entered into in 2006. Each agreement has an initial term of two years, and, similar to Mr. Beale’s Agreement, each is renewed automatically for an additional day during the term unless the Company gives notice that the employment term will not be extended. Similar to Mr. Beale’s Agreement, each agreement with Messrs. Peay and Neal will terminate in the event there is a change in control of the Company, at which time the Amended and Restated Management Continuity Agreements between Messrs. Peay and Neal and the Company, respectively, will become effective and any termination benefits will be determined and paid solely pursuant to those agreements.

Elizabeth M. Bentley.  The Company entered into an employment agreement with Ms. Bentley effective as of October 24, 2011; this agreement contains substantially similar terms as and is modeled after Mr. Neal’s employment agreement. The Company and Ms. Bentley also entered into a Management Continuity Agreement effective as of October 24, 2011, which agreement is substantially similar to that of Messrs. Gorman, Neal and Peay. Ms. Bentley’s employment agreement will terminate in the event there is a change in control of the Company, at which time the Management Continuity Agreement will become effective and any termination benefits will be determined and paid solely pursuant to that agreement.

The Executive Group/Potential Post-employment Payments.  Estimated potential payments to members of the Executive Group, upon the termination of their employment, including a termination following a change in control, if applicable, are set forth in the Potential Payments Upon Termination or Change In Control table.

Management Continuity Agreements

As stated above in the section describing their employment agreements, the Company has separate agreements with Messrs. Beale, Gorman, Peay, Neal, and Ms. Bentley that become effective upon a change in control of the Company. Under the terms of each of these agreements, the Company or its successor is required to continue in its employ Messrs. Beale, Gorman, Peay, Neal, and Ms. Bentley for a term of three years after the date of a change in control (as defined in the respective management continuity agreements). According to certain provisions, these Executive Group members will retain commensurate authority and responsibilities and compensation benefits. They will receive base salaries at least equal to those paid in the immediate prior year and bonuses at least equal to the annual bonuses paid prior to the change in control. If the employment of any of these five executives is terminated during the three years other than for cause or disability (as defined in the respective management continuity agreements), or if any of them should terminate employment because a material term of his or her agreement is breached by the Company, such terminating executive will be entitled to a lump sum payment, in cash, not later than the first day of the seventh month after the date of termination; for Mr. Beale, this lump sum will be equal to 2.99 times the sum of Mr. Beale’s base salary, plus his highest annual bonus paid or payable for the two most recently completed years, plus any of his pre-tax reductions or compensation deferrals for the most recently completed year; for 24 months following the date of termination, he will also continue to be covered under all health and dental plans, disability plans, life insurance plans and all other welfare benefit plans of the Company in which he or his dependents were participating immediately prior to the date of termination. Similarly, for each of Messrs. Gorman, Peay, Neal, and Ms. Bentley, the lump sum cash payment will be equal to 2.00 times the sum of his or her respective base salary, plus his or her highest annual bonus paid or payable for the two most recently completed years, plus any of his or her pre-tax reductions or compensation deferrals for the most recently completed year; for 24 months following the date of termination, Messrs. Gorman, Peay, Neal, and Ms. Bentley will also continue to be covered under all health and dental plans, disability plans, life insurance plans and all other welfare benefit plans of the Company in which the executive or his or her dependents were participating immediately prior to the date of termination.

Does the Company have any other plans or agreements, not already discussed above, that relate to any other form of compensation for the executives listed in the Summary Compensation Table?

Yes; the Company and certain members of the Executive Group are parties to certain separate agreements, each of which is known commonly as a split dollar life insurance agreement; some of these agreements are referred to as “BOLI” agreements. The acronym “BOLI” means “bank owned life insurance.” Generally, under each split dollar or BOLI agreement, the Company has applied to a reputable insurance company for an insurance policy on the executive’s life. The insured executive is requested to designate his or her beneficiary upon death. A death benefit will be paid to the executive’s designated beneficiary, or to his or her estate, as may be applicable, under the provisions of the applicable agreement, and a death benefit will also be paid to the Company. Any death benefit paid to the Company will be in excess of any death benefit paid to the insured executive’s designated beneficiary.

The Company has entered into BOLI agreements with certain NEOs on three occasions, in 2000, 2005, and 2013. With respect to the first occasion (2000), the Company’s BOLI agreements with Messrs. Beale, Peay, and Neal, and the respective death benefit for each such executive’s designated beneficiary or estate, include a benefit equal to 3.0 times each executive’s respective annual compensation as of the date of termination. With respect to the second occasion (2005), Messrs. Beale, Peay, Neal, and Ms. Bentley each have a separate BOLI agreement with a death benefit equal to $100,000. With respect to the third occasion (2013), Messrs. Beale, Gorman, Peay, and Neal, and Ms. Bentley each have a separate BOLI agreement with a death benefit equal to $100,000.

Does the Company have any split dollar life insurance or BOLI agreements with any employees other than the members of the Executive Group?

Yes; the Company has other split dollar life insurance or BOLI agreements with numerous other employees who are not considered to be members of the Executive Group. Generally, the BOLI agreements contain provisions that are substantially similar to the above-described BOLI agreements that the Company has with the Executive Group members. BOLI agreements were entered into in 2000, 2005, 2013, and 2014. In addition, four split dollar agreements were entered into on two occasions (2001 and 2003) for four employees of the former First Market Bank, FSB who are not members of the Executive Group.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears above in this proxy statement. Based on its reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Respectfully submitted by the members of the Compensation Committee,

Ronald L. Tillett, Chairman
Ronald L. Hicks
Linda V. Schreiner
Glen C. Combs

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table provides information on the compensation accrued or paid by the Company or its subsidiaries during the years indicated for the CEO, CFO, the Bank President, the CBO, and the CRO.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation (MIP)(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
G. William Beale(5) President and Chief Executive Officer, Union Bankshares Corporation	2014	679,021	—	339,493	—	120,094	—	79,922	1,218,530
	2013	477,142	—	240,124	—	101,145	17,815	66,949	903,174
	2012	457,716	—	117,716	117,716	199,195	16,126	56,169	964,638
Robert M. Gorman(6) EVP/Chief Financial Officer, Union Bankshares Corporation	2014	344,000	—	137,578	—	79,289	—	24,312	585,178
	2013	253,333	17,000	142,000	—	52,729	—	7,023	472,085
	2012	110,577	—	—	—	38,779	—	1,050	150,406
John C. Neal EVP, Union Bankshares Corporation/President, Union Bank & Trust	2014	349,986	—	105,004	—	54,104	—	43,680	552,774
	2013	295,637	10,000	89,257	—	47,133	—	43,498	485,525
	2012	288,912	—	43,762	43,762	73,374	—	40,707	490,516
D. Anthony Peay EVP, Union Bankshares Corporation/Chief Banking Officer, Union Bank & Trust	2014	303,983	—	121,594	—	49,727	—	30,078	505,382
	2013	272,806	12,000	109,840	—	56,647	—	28,455	479,748
	2012	260,504	—	53,843	53,843	91,911	—	26,142	486,242
Elizabeth M. Bentley EVP, Union Bankshares Corporation/Chief Retail Officer, Union Bank & Trust	2014	263,011	—	78,905	—	39,916	—	21,077	402,909
	2013	234,227	12,000	71,045	—	44,081	—	22,137	383,490
	2012	224,848	—	34,376	34,376	58,990	—	21,334	373,923

(1)	The amounts reported reflect the aggregate grant date fair value of the awards computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation — Stock Compensation. Stock awards consist of both restricted and performance-based awards. Both restricted and performance-based awards in the above table assume the probable outcome of performance conditions is equal to the maximum potential value of the awards. Restricted awards vest 50% on each of the third and fourth anniversaries from date of grant. For valuation and discussion of the assumptions related to stock options and awards, refer to the Company’s 2014 Form 10-K note 14 “Employee Benefits and Share Based Compensation” of the notes to the consolidated financial statements.
(2)	Represents cash award for individual and company performance under the MIP based upon achievement of specific goals approved by the Company’s Board of Directors. Achievement of specific goals and amount of cash award are determined by the Company’s Compensation Committee and submitted to the Company’s Board of Directors for approval.
(3)	Represents the change in actuarial present value under the deferred supplemental compensation program for the prior completed fiscal year.
(4)	The details of the components of this column are provided in a separate table below.
(5)	$112,413 of Mr. Beale’s compensation has been voluntarily deferred into the Virginia Bankers Association’s nonqualified deferred compensation plan for the Company.
(6)	Mr. Gorman joined the Company on July 17, 2012; his compensation information for 2012 is pro-rated accordingly.

2014 ALL OTHER COMPENSATION TABLE

Name	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Dividends on Restricted Stock Awards(1) ($)	Other Plan Payments(2) ($)	BOLI Income ($)	Other Benefits(3) ($)	Total ($)
G. William Beale	17,451	10,400	6,790	13,529	7,224	24,528	79,922
Robert M. Gorman	—	8,074	4,139	—	99	12,000	24,312
John C. Neal	—	9,968	2,340	7,551	3,673	20,148	43,680
D. Anthony Peay	—	10,400	2,813	7,376	1,089	8,400	30,078
Elizabeth M. Bentley	—	4,698	1,821	5,986	172	8,400	21,077

(1)	The executives receive the same cash dividends on restricted shares as holders of regular common stock.
(2)	Represents a bonus available to all employees beginning in 1999 in lieu of disbanding a defined benefit plan. The amount provided is available to all eligible employees who were employed at that time and who continue to be employed by the Company or its subsidiaries. The bonus is currently determined as 2% of base salary or commissions for only those employees.
(3)	Represents private and country club membership dues, car allowances, and use of a Company-leased apartment. For Mr. Gorman this column includes a net of tax cash payment in lieu of any additional relocation benefit.

Stock Option Grants and Stock Awards in 2014

During 2014, did the Company make any awards of either stock options or stock to the executives identified in the Summary Compensation Table?

Yes; the Company awarded restricted shares and a performance share opportunity to each member of the Executive Group under the 2011 SIP on February 27, 2014. The Company’s 2011 SIP provides for grants of stock options, stock appreciation rights, and restricted stock to executive officers and key employees of the Company and its subsidiaries. The Grants of Plan-Based Awards in 2014 table and the Outstanding Equity Awards at Fiscal Year End 2014 table provide information for both non-equity and equity incentive plan awards, if any, and all other stock option grants and stock awards. The awards made to each NEO are also included in the Summary Compensation Table and represent a portion of the long term incentive compensation available to the executive for the period January 2014 through December 2016.

How does the Company determine the awards for performance-based shares of the Company’s common stock?

The right to earn performance-based shares of the Company’s common stock by certain members of the Executive Group is determined according to each participant’s salary level, based on survey data, and does not vary based on individual performance. The actual payouts of these performance-based shares, if any, are determined by a non-discretionary formula.

GRANTS OF PLAN-BASED AWARDS IN 2014

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)
G. William Beale	N/A	33,950	339,500	509,250	—	—	—	—
	2/27/2014	—	—	—	13,424	—	—	339,493
Robert M. Gorman	N/A	13,760	137,600	206,400	—	—	—	—
	2/27/2014	—	—	—	5,440	—	—	137,578
John C. Neal	N/A	10,500	104,996	157,494	—	—	—	—
	2/27/2014	—	—	—	4,152	—	—	105,004
D. Anthony Peay	N/A	12,159	121,593	182,390	—	—	—	—
	2/27/2014	—	—	—	4,808	—	—	121,594
Elizabeth M. Bentley	N/A	7,890	78,903	118,355	—	—	—	—
	2/27/2014	—	—	—	3,120	—	—	78,905

(1)	Represents cash award for individual and Company performance under the MIP based upon achievement of specific goals. The annual cash incentive awards earned by the NEOs in 2014 under the plans are shown in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.” Maximum represents the potential payout for performance that exceeds expectations, which is subject to a cap of 2.8% of the Company’s net income for 2014.
(2)	Consists of both restricted and performance-based stock awards granted February 27, 2014.
(3)	The amounts reported reflect the aggregate grant date fair value of the awards computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation — Stock Compensation. The grant date per share fair value for the performance-based awards of $25.29 was based on the per share closing price of the Company’s common stock on the grant date of February 27, 2014. Both restricted and performance-based awards in the above table assume the probable outcome of performance conditions is equal to the maximum potential value of the awards. Restricted awards vest 50% on each of the third and fourth anniversaries from date of grant. For valuation and discussion of the assumptions related to stock options and awards, refer to the Company’s 2014 Form 10-K note 14 “Employee Benefits and Share Based Compensation” of the notes to the consolidated financial statements.

The following table shows certain information regarding outstanding awards for unexercised stock options and non-vested stock (includes restricted and performance stock) at December 31, 2014 for the members of the Executive Group. This table discloses outstanding awards whose ultimate value is unknown and has not been realized (i.e., dependent on future results of certain measures).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2014

Name	Grant Date or Performance Period	OPTION AWARDS					STOCK AWARDS
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares of Stock That Have Not Vested(2) (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)
G. William Beale	4/28/2010	14,720	3,680	—	16.45	4/28/2020
	4/26/2011	14,810	9,872	—	12.11	4/26/2021
	2/23/2012	9,956	14,931	—	14.40	2/23/2022
	2/28/2013						6,615	159,289	—	—
	2/27/2014						6,712	161,625	—	—
	1/1/2012 – 12/31/2014								8,175	196,854
	1/1/2013 – 12/31/2015								6,615	159,289
	1/1/2014 – 12/31/2016								6,712	161,625
Robert M. Gorman	2/1/2013						2,262	54,469	—	—
	2/28/2013						2,810	67,665	—	—
	2/27/2014						2,720	65,498	—	—
	1/1/2013 – 12/31/2015								2,810	67,665
	1/1/2014 – 12/31/2016								2,720	65,498
John C. Neal	4/28/2010	5,968	1,491	—	16.45	4/28/2020
	4/26/2011	5,820	3,880	—	12.11	4/26/2021
	2/23/2012	3,702	5,550	—	14.40	2/23/2022
	2/28/2013						2,459	59,213	—	—
	2/27/2014						2,076	49,990	—	—
	1/1/2012 – 12/31/2014								3,039	73,179
	1/1/2013 – 12/31/2015								2,459	59,213
	1/1/2014 – 12/31/2016								2,076	49,990
D. Anthony Peay	4/28/2010	6,828	1,707	—	16.45	4/28/2020
	4/26/2011	6,660	4,440	—	12.11	4/26/2021
	2/23/2012	4,554	6,829	—	14.40	2/23/2022
	2/28/2013						3,026	72,866	—	—
	2/27/2014						2,404	57,888	—	—
	1/1/2012 – 12/31/2014								3,739	90,035
	1/1/2013 – 12/31/2015								3,026	72,866
	1/1/2014 – 12/31/2016								2,404	57,888
Elizabeth M. Bentley	1/27/2005	825	—	—	23.50	1/27/2015
	2/23/2006	750	—	—	31.57	2/23/2016
	4/28/2010	4,080	1,019	—	16.45	4/28/2020
	4/26/2011	4,443	2,961	—	12.11	4/26/2021
	2/23/2012	2,908	4,360	—	14.40	2/23/2022
	2/28/2013						1,957	47,125	—	—
	2/27/2013						1,560	37,565	—	—
	1/1/2012 – 12/31/2014								2,387	57,479
	1/1/2013 – 12/31/2015								1,957	47,125
	1/1/2014 – 12/31/2016								1,560	37,565

(1)	Each of the incentive stock option awards vests according to the following schedule: 20% of the award is exercisable one year after the grant date, and 20% vests for each subsequent year thereafter for a period of five years; once an installment of shares vests and becomes exercisable, the award recipient may exercise such options, or any portion of such installment, during the term of the subject Incentive Stock Option Agreement, which term is ten years after the date of such agreement.
(2)	This column represents restricted stock awards. Restricted awards vest 50% on each of the third and fourth anniversaries from date of grant.
(3)	This column represents performance-based stock awards. The performance-based shares are based upon the achievement of specific goals. The actual payout of shares, if any, will be determined by a non-discretionary formula which measures the Company’s performance over a three-year period and is subject to approval by the Company’s Compensation Committee in its sole discretion for such three-year periods.

The market value of the stock awards that have not vested, as shown in the above table, was determined based on the per share closing price of the Company’s common stock on December 31, 2014 ($24.08).

Stock Option Exercises and Stock Vested in 2014

During 2014 there were no stock option exercises or vestings of restricted stock awards or performance shares for any NEOs; therefore, the total value realized in equity compensation related to these events for 2014 is zero.

Employee and/or Director Benefit Plans

Does the Company have any type of deferred compensation plans for employees and/or directors? If so, what compensation will be paid under them?

Yes; there is a type of deferred compensation plan for some directors. By way of background, in 1985, the then Union Bank and Trust Company offered its directors the option to participate in a deferred supplemental compensation program. Certain directors entered into agreements with Union Bank and Trust Company to participate in this program. To participate in the program, a director must have elected to forego the director’s fees that would otherwise be payable to him by Union Bank and Trust Company for a period of 12 consecutive months beginning immediately after his election to participate.

While its obligation under each supplemental compensation agreement represents an unsecured, general obligation of the Company’s wholly owned bank subsidiary, Union Bank & Trust, a substantial portion of the benefits payable under the agreements is funded by key person life insurance owned by the Bank on each director. The fees deferred by each participating director in 1985 were applied towards the first year’s premium expense of a life insurance policy and thereafter the Bank has paid the premiums. Similarly, in 1991, a sum equivalent to one year of director compensation was applied toward the first year’s premium expense of a life insurance policy on the life of Mr. Beale, who, at the time, served on the Bank’s Board of Directors and was the Bank’s President; subsequently, the Bank has paid the premium necessary to continue the subject life insurance policy in effect.

Each supplemental compensation agreement provides that the director will receive from the Bank a designated fixed amount, payable in equal monthly installments over a period of 10 years beginning upon the director’s “Normal Retirement Date,” which is defined in the agreements to be the last day of the month in which the director reaches age 65. No interest is paid on the installments. The amount of each director’s monthly benefit is actuarially determined based on, among other factors, the age and health condition of each director at the time he elects to participate in the program. In the event a director retires but dies before receiving all the installments due under the agreement, the Bank has the option of making one lump sum payment (based on the discounted present value of the remaining installment obligation) to the director’s designated beneficiary or his estate or continuing the balance of the installment payments in accordance with the original payment plan. Each agreement further provides that a reduced fixed amount is payable in the event of a director’s death prior to reaching the Normal Retirement Date.

The supplemental compensation agreement with Mr. Beale calls for the Bank to pay him $26,500 per year for ten years upon his Normal Retirement Date. On October 20, 2014, Mr. Beale’s agreement was amended to allow him to defer commencement of his distributions, subject to the requirements of Section 409A. The Company’s other participating directors receive or will receive from the Bank an annual installment in the respective following amounts upon reaching the Normal Retirement Date(s) as follows: Mr. Hicks, $55,368; and Mr. Hansen, $22,299. As of December 31, 2014, the Company had accrued approximately $4.9 million to cover its obligations under all of the supplemental compensation agreements with current and former directors and executive officers who participate in the director deferred compensation plan.

While the insurance policies were purchased as a means of funding the deferred compensation liability created under this plan, there exists no obligation to use any insurance funds from policy loans or death proceeds to curtail the deferred compensation liability.

Does any NEO participate in a nonqualified deferred compensation plan?

Yes; the following table and narrative summarize the nonqualified deferred compensation for the NEOs.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
G. William Beale	112,413	—	27,040	—	922,897
Robert M. Gorman	—	—	—	—	—
John C. Neal	21,834	—	6,013	—	151,662
D. Anthony Peay	—	—	—	—	—
Elizabeth M. Bentley	5,986	—	2,136	—	42,024

Messrs. Beale, Neal, and Ms. Bentley have elected to participate in the Company’s nonqualified deferred compensation plan administered by the Virginia Bankers Association (“VBA”) Benefits Corporation.

The VBA’s nonqualified deferred compensation plan is a defined contribution plan under which contributions are posted to the participant’s account and the account is credited with earnings commensurate with the elected investments. These investments are held in a “rabbi trust” administered by the VBA Benefits Corporation. The funds are to be held in the rabbi trust until such time as the executive or director is entitled to receive a distribution.

Post-employment Compensation

Are any of the executives listed in the Summary Compensation Table entitled to receive any payments from the Company if his or her employment ceases or there is a change in control? If so, how much could each be paid?

Yes; as discussed in the Compensation Discussion and Analysis above, Messrs. Beale, Gorman, Peay, Neal, and Ms. Bentley have each entered into an employment agreement and a management continuity agreement or “change in control” agreement with the Company, as the same may have been amended or restated. The following table provides the estimated potential payments, which would be due to each of the executives under two different scenarios, if either had occurred as of December 31, 2014, based on the relevant agreements: (1) termination of employment under the executive’s employment agreement, or (2) a payout following termination of employment under his or her respective management continuity agreement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Benefit	Before Change in Control Termination Without Cause or for Good Reason	After Change in Control Termination Without Cause or for Good Reason	Death Benefits	Disability Benefits(1)
G. William Beale	Post-Termination Compensation	$1,478,094	$2,150,304	$339,500	$—
	Early vesting of Restricted Stock	320,914	320,914	320,914	320,914
	Health care benefits continuation	22,205	38,322	—	10,468
	Early vesting of Performance Stock	517,768	517,768	517,768	517,768
	Early vesting of Stock Options	290,778	290,778	290,778	290,778
	Tax Gross-up	—	1,487,617	—	—
	Total Value	$2,629,760	$4,805,704	$1,468,961	$1,139,928
Robert M. Gorman	Post-Termination Compensation	$767,289	$767,289	$172,000	$—
	Early vesting of Restricted Stock	187,631	187,631	187,631	187,631
	Health care benefits continuation	15,645	33,442	—	15,645
	Early vesting of Performance Stock	133,162	133,162	133,162	133,162
	Early vesting of Stock Options	—	—	—	—
	Tax Gross-up	—	—	—	—
	Total Value	$1,103,728	$1,121,525	$492,794	$336,439
John C. Neal	Post-Termination Compensation	$754,076	$754,076	$174,993	$—
	Early vesting of Restricted Stock	109,203	109,203	109,203	109,203
	Health care benefits continuation	25,830	29,172	—	12,522
	Early vesting of Performance Stock	182,382	182,382	182,382	182,382
	Early vesting of Stock Options	111,544	111,544	111,544	111,544
	Tax Gross-up	—	394,637	—	—
	Total Value	$1,183,034	$1,581,015	$578,122	$415,650
D. Anthony Peay	Post-Termination Compensation	$657,693	$657,693	$151,992	$—
	Early vesting of Restricted Stock	130,754	130,754	130,754	130,754
	Health care benefits continuation	23,444	26,787	—	11,231
	Early vesting of Performance Stock	220,790	220,790	220,790	220,790
	Early vesting of Stock Options	132,276	132,276	132,276	132,276
	Tax Gross-up	—	394,637	—	—
	Total Value	$1,164,958	$1,562,936	$635,811	$495,051
Elizabeth M. Bentley	Post-Termination Compensation	$565,938	$565,938	$131,506	$—
	Early vesting of Restricted Stock	84,689	84,689	84,689	84,689
	Health care benefits continuation	21,318	22,692	—	10,332
	Early vesting of Performance Stock	142,168	142,168	142,168	142,168
	Early vesting of Stock Options	85,423	85,423	85,423	85,423
	Tax Gross-up	—	303,357	—	—
	Total Value	$899,537	$1,204,267	$443,786	$322,612

(1)	In addition to the amounts shown above, each of the NEOs would be eligible upon disability to receive a maximum annual long-term disability benefit of $45,000 under the Union Bankshares Corporation Long Term Disability Plan.

Does the Company have a defined benefit plan or a defined contribution plan?

The Company does not participate in a defined benefit plan; however, the Company does have a defined contribution plan for all eligible employees, including the members of the Executive Group. This plan is known formally as the Union First Market Bankshares Corporation 401(k) Profit Sharing Plan, or informally as the 401(k) Plan. All members of the Executive Group participate in the 401(k) Plan. Each NEO participant is fully vested in his or her own contributions to the 401(k) Plan. The Company provides discretionary matching contributions to plan participants. The Company’s matching contributions are fully vested after five years.

Does the Company have a pension plan or some kind of similar plan for any of the executives listed in the Summary Compensation Table that is tied to a retirement age?

Yes; as stated above, certain directors have supplemental compensation agreements that are tied to a “Normal Retirement Age,” which is defined to be age 65. Because Mr. Beale serves as a director and is the President and Chief Executive Officer of the Company, the following table provides information relating to his entitlement to the supplemental compensation, including the present value of the accumulated benefit for him. No other NEO participates in a pension plan or similar plan that is tied to a retirement age.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
G. William Beale	Deferred Supplemental Compensation Program	25	167,104	—

Mr. Beale has been credited with 25 years of service and having reached his Normal Retirement Age in 2014 is eligible to receive benefits; however, as stated above, Mr. Beale has elected to defer receipt of his benefit, subject to the requirements of Section 409A. Age 65 has been used for purposes of calculating the present value of accumulated benefit.

DIRECTOR COMPENSATION

Are the directors of the Company paid for their services, and if so, how are they paid?

Yes; in early 2014, PM&P conducted a competitive market analysis of non-employee directors compensation utilizing the same peer group of companies used for the executive compensation review. On June 26, 2014, the Board of Directors voted to make changes to the non-employee director pay program effective July 1, 2014 to better align with the market. Prior to July 1, 2014, each non-employee member of the Board of Directors was paid a per-meeting cash fee of $1,000 which was paid in arrears. Following July 1, 2014, each non-employee member receives an annual cash retainer, paid quarterly in advance, which covers a maximum number of meetings, and any director attending a meeting above the maximum is paid a per-meeting fee of $1,000.

Additionally, each non-employee director receives a $25,000 annual retainer paid in shares of the Company’s common stock. Prior to July 1, 2014, the stock retainer was paid on an annual basis in December and was based on the average per share closing price of the Company’s common stock for the five consecutive trading days ending immediately prior to the issue date. Under the new program, the stock retainer is paid quarterly and is based on the closing stock price on the date prior to the issue date.

The Chairman of the Board of Directors and the directors serving as chairs or members of the various committees of the Board of Directors also receive additional cash and stock retainers as described in more detail in the director compensation table below. Mr. Beale does not receive any additional compensation above his regular salary for his service as a director or for attending any Board of Directors or committee meetings.

The following table summarizes the director compensation paid by the Company during 2014.

2014 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
L. Bradford Armstrong(3)	22,500	22,917	—	45,417
Glen C. Combs	23,500	31,250	—	54,750
Beverley E. Dalton	24,000	31,250	—	55,250
Gregory L. Fisher	21,000	31,250	—	52,250
Daniel I. Hansen(4)(5)	48,017	3,500	—	51,517
Ronald L. Hicks	35,625	22,917	57,888	116,430
Jan S. Hoover	24,500	31,250	—	55,750
Patrick J. McCann	40,000	24,167	—	64,167
R. Hunter Morin(6)	4,200	—	—	4,200
W. Tayloe Murphy, Jr	33,750	24,167	—	57,917
Alan W. Myers(4)	23,500	34,458	—	57,958
Thomas P. Rohman	19,500	22,917	—	42,417
Linda V. Schreiner	23,500	22,917	—	46,417
Raymond L. Slaughter(3)(4)	31,100	26,417	—	57,517
Raymond D. Smoot	41,500	36,250	—	77,750
Charles W. Steger	21,000	31,250	—	52,250
Ronald L Tillett	37,500	24,167	—	61,667
Keith L. Wampler(3)	37,250	35,000	—	72,250

(1)	Represents the aggregated grant date fair value of the awards computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation — Stock Compensation. The grant date per share fair value for the third and fourth quarter retainers of $24.22 and $23.70, respectively, paid on July 31 and September 3, 2014, respectively, were based on the Company’s common stock closing price on July 30 and September 2, 2014, respectively. The grant date per share fair value for the first quarter 2015 retainer (paid in advance) of $23.68 paid on December 4, 2014 was based on the closing price of the Company’s stock’s common stock on December 3, 2014. Dr. Smoot received an additional $5,000 in stock awards as a result of chairing the Board of Directors, and Messrs. McCann, Murphy, and Tillett each received an additional $1,250 in stock awards for chairing the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee, respectively. Mr. Wampler received an additional $3,750 in stock awards for chairing the Risk Committee.
(2)	Upon reaching the Normal Retirement Date, Mr. Hicks began to receive monthly compensation totaling $55,368 annually according to his supplemental compensation agreement, and will continue monthly until July 1, 2021. Mr. Hicks also has life insurance premiums paid on his behalf of $2,520. The policy provides for certain proceeds to be paid to the Company upon the death of Mr. Hicks.
(3)	Messrs. Armstrong, Slaughter, and Wampler have elected to defer cash awards into the Virginia Bankers Association’s non-qualified deferred compensation plan for the Company.
(4)	Messrs. Hansen and Slaughter received an additional $3,500 in stock awards as a result of service on the board of Union Mortgage Group, Inc. Mr. Myers received an additional $3,208 in stock awards as a result of his partial year service on the board of Union Mortgage Group, Inc.
(5)	Mr. Hansen elected to receive all of the 2014 stock retainer in cash.
(6)	Prior to his retirement from the Board of Directors effective April 22, 2014, Mr. Morin elected to defer cash into the Virginia Bankers Association’s non-qualified deferred compensation plan for the Company.

DISCLOSURE OF CERTAIN LEGAL PROCEEDINGS

Each of the Company’s directors has certified that for a period of the preceding ten years he has not been involved in any legal proceedings that could reflect on the director’s competence and integrity to serve as a director, or in any of the below-described legal proceedings: any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity; any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws and regulations, or any settlement of such actions; and, any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

INTEREST OF DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS

The charter of the Company’s Audit Committee requires that the committee approve all transactions between the Company or any of its affiliates involving a director or executive officer for any potential conflict of interest. In connection with the Audit Committee’s review, it is advised of the material facts relating to the transaction and makes a determination whether it is in the best interests of the Company to engage in the transaction.

Certain directors and officers of the Company and its subsidiaries and members of their immediate families, and corporations, partnerships and other entities with which such persons are associated, are customers of the Company’s wholly owned bank subsidiary, Union Bank & Trust, Union Investment Services, Inc., or Union Mortgage Group, Inc. As such, these persons engaged in transactions with the Company and its subsidiaries in the ordinary course of business during 2014 and will have additional transactions with these companies in the future. All loans extended and commitments to lend by Union Bank & Trust to such persons have been made in the ordinary course of business upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and do not involve more than the normal risk of collection or present other unfavorable features.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act, directors and certain executive officers of the Company are required to file reports with the SEC indicating their holdings of and transactions in the Company’s common stock. To the Company’s knowledge, insiders of the Company complied with all SEC filing requirements during 2014 with the following exceptions: (i) Section 16 (Form 4) reports reflecting the portion of the annual stock retainer paid to each member of the Board of Directors of the Company on August 1, 2014 were not filed until August 14, 2014, approximately seven business days after the filing deadline; and (ii) Section 16 (Form 4) reports reflecting certain restricted stock awards granted to members of the Executive Group, including Ms. Bentley and Messrs. Beale, Gorman, Neal, and Peay, as well as David G. Bilko, Jeffrey W. Farrar, and Rex A. Hockemeyer, were not filed until December 24, 2014, approximately 294 days after the filing deadline. The Company has instituted changes to its reporting processes to ensure stock awards are timely communicated and reported as required under Section 16(a) of the Exchange Act.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with the recommendation of the Board of Directors.

SHAREHOLDER PROPOSALS

In order for a shareholder proposal to be considered for possible inclusion in the 2015 proxy statement, it must comply with SEC Rule 14a-8 and be received by the Company on or before November 12, 2015. To be considered for presentation at the 2016 annual meeting of shareholders, although not included in the Company’s proxy statement, notice of such proposal must comply with the Company’s Bylaws and must be received by the Company on or before February 10, 2016. All shareholder proposals should be sent to the attention of the Company’s Corporate Secretary, Union First Market Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials.  The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that it or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You may notify the Company by sending a written request to the Company’s Corporate Secretary, Union First Market Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219.

Annual Report on Form 10-K.  The Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, is being mailed with this proxy statement to those shareholders that receive a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this proxy statement and the 2014 Annual Report on Form 10-K are available at: http://www.edocumentview.com/UBSH. You may also obtain a copy of the Company’s 2014 Annual Report on Form 10-K (without exhibits), without charge, by sending a written request to: Rachael R. Lape, Corporate Secretary, Union Bankshares Corporation, 1051 E. Cary Street, Suite 1200, Richmond, Virginia 23219. The Company will provide copies of the exhibits to the 2014 Annual Report on Form 10-K upon payment of a reasonable fee, upon receipt of a request addressed to the Corporate Secretary.

APPENDIX A

UNION BANKSHARES CORPORATION
STOCK AND INCENTIVE PLAN
(as amended and restated effective April 21, 2015)

ARTICLE I
Establishment, Purpose and Duration

1.1 Establishment of the Plan.

(a) Union Bankshares Corporation, formerly known as Union First Market Bankshares Corporation, a Virginia corporation (the “Company”), hereby amends and restates its Union First Market Bankshares Corporation 2011 Stock Incentive Plan. The plan as so amended and restated shall be known as the Union Bankshares Corporation Stock and Incentive Plan (the “Plan”). Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in Section 2.1. The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Awards, Performance Share Units and Performance Cash Awards to Key Employees of the Company or its Subsidiaries and the grant of Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Awards, Performance Share Units and Performance Cash Awards to Non-Employee Directors of the Company or its Subsidiaries.

(b) The Plan was originally adopted by the Board of Directors of the Company on November 2, 2010, and became effective on January 1, 2011, subject to the approval of the Plan by the Company’s shareholders, which was obtained on April 26, 2011. This amendment and restatement of the Plan was adopted by the Board on January 29, 2015, to become effective (the “Effective Date”) as of April 21, 2015 if approved by shareholders of the Company on that date in accordance with applicable laws and applicable rules of any national securities exchange or system on which the Company’s Stock is then listed or reported. Prior to such shareholder approval, Awards may be granted pursuant to the terms of the Plan as written prior to January 29, 2015.

1.2 Purpose of the Plan.  The purpose of the Plan is to promote the success of the Company and its subsidiaries by providing incentives to Key Employees and Non-Employee Directors that will promote the identification of their personal interest with the long-term financial success of the Company and with growth in shareholder value, consistent with the Company’s risk management practices. The Plan is designed to provide flexibility to the Company, including its subsidiaries, in its ability to motivate, attract, and retain the services of Key Employees and Non-Employee Directors upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

1.3 Duration of the Plan.  The terms of this amended and restated Plan shall become effective on the Effective Date, as described in Section 1.1. No Award may be granted under the Plan after April 20, 2025. Awards outstanding on such date shall remain valid in accordance with their terms. The Board shall have the right to terminate the Plan at any time pursuant to Article XVI.

ARTICLE II
Definitions

2.1 Definitions.  The following terms shall have the meanings set forth below:

(a) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act.

(b) “Agreement” means a written agreement or other instrument or document, which may be in electronic format, implementing the grant of an Award and setting forth the specific terms of an Award, and which is signed or acknowledged (including a signature or acknowledgment in electronic format) by an authorized officer of the Company and the Participant, except that no signature will be required from the Participant in the case of a Stock Award with no vesting conditions. The Company’s Chief Executive Officer, Chief Financial Officer, Chairman of the Committee, Chairman of the Board, and such other directors or officers of the Company as shall be designated by the Committee are hereby authorized to execute or acknowledge Agreements on behalf of the Company (including a signature or acknowledgment in electronic format) and to cause Agreements to be delivered to each Participant (including delivery in electronic format).

(c) “Award” means a grant under this Plan of an Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, Restricted Stock Unit, Stock Award, Performance Share Unit and/or Performance Cash Award.

(d) “Award Date” means the date on which an Award is made (also referred to as “granted”) by the Committee under this Plan.

(e) “Beneficiary” means the person designated by a Participant pursuant to Section 17.11.

(f) “Board” means the Board of Directors of the Company, unless otherwise indicated.

(g) “Cause” has the meaning set forth in any employment agreement, or, if none, in any change in control agreement, then in effect between the Participant and the Company or a subsidiary, if applicable, and, if the Participant has no such agreement or if such agreement does not define the term, “Cause” means (i) the willful and continued failure of the Participant to substantially perform the Participant’s duties with the Company or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Company, or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or one of its subsidiaries.

(h) “Change in Control” shall be deemed to have occurred if the conditions in any one of the following three paragraphs have been satisfied at any time after the Effective Date:

(i) any Person (as defined below) who or which, together with all Affiliates and Associates of such Person, acquires beneficial ownership, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) the composition of the Board shall change such that a majority of the Board shall no longer consist of Continuing Directors; or

(iii) if at any time, (1) the Company shall consolidate with, or merge with, any other Person and the Company shall not be the continuing or surviving corporation, (2) any Person shall consolidate with or merge with the Company, and the Company shall be the continuing or surviving corporation and, in connection therewith, all or part of the outstanding Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (3) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a subsidiary of any other Person, or (4) the Company shall sell or otherwise transfer 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons.

For purposes of this Section 2.1(h), “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, and “beneficial ownership” has the meaning given the term in Rule 13d-3 under the Exchange Act.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(j) “Committee” means the committee of the Board appointed by the Company to administer the Plan pursuant to Article III, which shall be the Compensation Committee of the Board unless a subcommittee is required as provided below or unless the Board determines otherwise. All members of the Committee shall be “independent directors” under applicable stock exchange listing standards. For actions which require that all of the members of the Committee constitute “non-employee directors” as defined in Rule 16b-3, or any similar or successor rule, or “outside directors” within the meaning of

Code Section 162(m)(4)(C)(i), as amended from time to time, the Committee shall consist of a subcommittee of at least two members of the Compensation Committee meeting such qualifications.

(k) “Company” means Union Bankshares Corporation or any successor thereto.

(l) “Continuing Director” means an individual who was a member of the Board of Directors of the Company on the Effective Date or whose subsequent nomination for election or re-election to the Board was recommended or approved by the affirmative vote of two-thirds of the Continuing Directors then in office.

(m) “Disability” or “Disabled” means with respect to an Incentive Stock Option, a Disability within the meaning of Code Section 22(e)(3). As to all other Awards, the Committee shall determine whether a Disability exists and such determination shall be conclusive.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(o) “Fair Market Value” of a Share means (i) the per Share price at the close of business on the applicable principal U.S. market on the relevant date if it is a trading date, or, if not, on the most recent date on which the Stock was traded prior to such date, as reported by the stock exchange for the applicable principal U.S. market, or (ii) if, in the opinion of the Committee, this method is inapplicable or inappropriate for any reason, the fair market value as determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose.

(p) “Incentive Stock Option” or “ISO” means an option to purchase Stock, granted under Article VI, which is designated as an incentive stock option and is intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code Section 422.

(q) “Key Employee” means an officer or other key employee of the Company or its Subsidiaries, who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, the Company and its Subsidiaries.

(r) “Non-Employee Director” means an individual who is a member of the board of directors of the Company or any Subsidiary thereof or a member of a regional advisory board of the Company or any Subsidiary thereof and, in either case, who is not an employee of the Company or any Subsidiary thereof.

(s) “Nonqualified Stock Option” means an option to purchase Stock, granted under Article VI, which is not intended to be an Incentive Stock Option and is so designated.

(t) “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

(u) “Participant” means a Key Employee or Non-Employee Director who has been granted an Award under the Plan and whose Award remains outstanding.

(v) “Performance-Based Compensation Award” means any Award for which exercise, full enjoyment or receipt thereof by the Participant is contingent on satisfaction or achievement of the Performance Goal applicable thereto. If a Performance-Based Compensation Award is intended to be “performance-based compensation” within the meaning of Code Section 162(m)(4)(C), the grant of the Award, the establishment of the Performance Goal, the making of any modifications or adjustments and the determination of satisfaction or achievement of the Performance Goal shall be made during the period or periods required under and in conformity with the requirements of Code Section 162(m) therefor. The terms and conditions of each Performance-Based Compensation Award, including the Performance Goal and Performance Period, shall be set forth in an Agreement or in a subplan of the Plan that is incorporated by reference into an Agreement.

(w) “Performance Cash Award” means an Award of cash granted to a Participant pursuant to Article XI.

(x) “Performance Goal” means one or more performance measures or goals set by the Committee in its discretion for each grant of a Performance-Based Compensation Award. The extent to which such performance measures or goals are met will determine the amount or value of the Performance-Based Compensation Award that a Participant is entitled to exercise, receive or retain. For purposes of the Plan, a Performance Goal may be particular to a Participant, and may include any one or more of the following performance criteria, either individually, alternatively or in any combination, subset or component, applied to the performance of the Company as a whole or to the performance of a Subsidiary, division, strategic business unit, line of business or business segment, measured either quarterly, annually or cumulatively over a period of years or partial years, in each case as specified by the Committee in the Award: (i) Stock value or increases therein, (ii) total shareholder return, (iii) operating revenue, (iv) tangible book value or tangible book value growth, tangible book value per share or growth in tangible book value per share, (v) earnings per share or earnings per share growth, (vi) fully diluted earnings per share after extraordinary events, (vii) net earnings, (viii) earnings and/or earnings growth (before or after one or more of taxes, interest, depreciation and/or amortization), operating earnings and/or operating earnings growth, (ix) profits or profit growth (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures), (x) operating cash flow, (xi) operating or other expenses or growth thereof, (xii) operating efficiency, (xiii) return on equity, (xiv) return on tangible equity or return on tangible common equity, (xv) return on assets, capital or investment, (xvi) sales or revenues or growth thereof, (xvii) deposits, loan and/or equity levels or growth thereof, (xviii) working capital targets, (xix) assets under management or growth thereof, (xx) cost control measures, (xxi) regulatory compliance, (xxii) gross, operating or other margins, (xxiii) efficiency ratio (as generally recognized and used for bank financial reporting and analysis), (xiv) interest income, (xxv) net interest income, (xxvi) net interest margin, (xxvii) non-interest income, (xxviii) non-interest expense, (xxix) credit quality, net charge-offs and/or non-performing assets (excluding such loans or classes of loans as may be designated for exclusion), (xxx) percentage of non-accrual loans to total loans or net charge-off ratio, (xxxi) provision expense, (xxxii) productivity, (xxxiii) customer satisfaction, (xxxiv) satisfactory internal or external audits, (xxxv) improvement of financial ratings, (xxxvi) achievement of balance sheet or income statement objectives, (xxxvii) quality measures, (xxxviii) regulatory exam results, (xxxix) achievement of risk management objectives, (xl) achievement of strategic performance objectives, (xli) achievement of merger or acquisition objectives, (xlii) implementation, management or completion of critical projects or processes, or (xliii) any component or components of the foregoing (including, without limitation, determination thereof, in the Committee’s sole discretion, with or without the effect of discontinued operations and dispositions of business units or segments, non-recurring items, material extraordinary items that are both unusual and infrequent, non-budgeted items, special charges, accruals for acquisitions, reorganization and restructuring programs and/or changes in tax law, accounting principles or other such laws or provisions affecting the Company’s reported results). Performance Goals may include a threshold level of performance below which no payment or vesting may occur, levels of performance at which specified payments or specified vesting will occur, and a maximum level of performance above which no additional payment or vesting will occur. Performance Goals may be absolute in their terms or measured against or in relationship to a pre-established target, the Company’s budget or budgeted results, previous period results, a market index, a designated comparison group of other companies comparably, similarly or otherwise situated, or any combination thereof. The Committee shall determine the Performance Period during which a Performance Goal must be met; and attainment of Performance Goals shall be subject to certification by the Committee. The Committee retains the discretion to adjust the compensation or economic benefit due upon attainment of Performance Goals and to adjust the Performance Goals themselves, provided that, with respect to an Award intended to be “performance-based compensation” within the meaning of Code Section 162(m)(4)(C), any such adjustment shall be made only in conformity with the requirements of Code Section 162(m).

(y) “Performance Period” means the time period during which a Performance Goal must be met in connection with a Performance-Based Compensation Award. Such time period shall be set by the Committee, provided, however, that for any award other than a Performance Cash Award, the Performance Period shall not be less than one year, subject to applicable provisions regarding accelerated vesting events.

(z) “Performance Share Unit” means an Award, designated as a Performance Share Unit, granted to a Participant pursuant to Article X, valued by reference to the Fair Market Value of Stock or valued as a fixed dollar amount, and subject to achievement or satisfaction of one or more Performance Goals.

Performance Share Units are payable in cash, Stock or a combination thereof. Even to the extent a Performance Share Unit is denoted by reference to Shares of Stock and is payable in Stock, the receipt of a Performance Share Unit Award does not constitute receipt of the underlying Shares.

(aa) “Period of Restriction” means the period during which Shares of Restricted Stock are subject to a substantial risk of forfeiture and/or subject to limitations on transfer, pursuant to Article VII, or the period during which Restricted Stock Units are subject to vesting requirements, pursuant to Article VIII. The relevant restriction may lapse based on a period of time or after meeting performance criteria specified by the Committee, or both.

(bb) “Restricted Stock” means an Award of Stock granted to a Participant pursuant to Article VII, which is subject to a substantial risk of forfeiture and/or subject to limitations on transferability until the designated conditions for the lapse of such restrictions are satisfied.

(cc) “Restricted Stock Unit” or “RSU” means an Award designated as a Restricted Stock Unit, which is a bookkeeping entry granted to a Participant pursuant to Article VIII, valued by reference to the Fair Market Value of Stock, and subject to vesting requirements. Restricted Stock Units are payable in cash, Stock or a combination thereof. Even to the extent a Restricted Stock Unit is denoted by reference to Shares of Stock and is payable in Stock, the receipt of a Restricted Stock Unit Award does not constitute receipt of the underlying Shares.

(dd) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, including any corresponding subsequent rule or any amendments enacted after the Effective Date.

(ee) “Stock” or “Shares” means the common stock of the Company.

(ff) “Stock Award” means an Award of Stock granted to a Participant pursuant to Article IX.

(gg) “10% Stockholder” means a person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company. Indirect ownership of stock shall be determined in accordance with Code Section 424(d).

(hh) “Subsidiary” shall mean a corporation at least 50% of the total combined voting power of all classes of stock of which is owned by the Company, either directly or through one or more of its Subsidiaries.

ARTICLE III
Administration

3.1 The Committee.

(a) The Plan shall be administered by the Committee which shall have all powers necessary or desirable for such administration. To the extent required by Rule 16b-3, all Awards shall be made by members of the Committee who are “non-employee directors” as that term is defined in Rule 16b-3, or by the Board. Awards that are intended to be “performance-based compensation” within the meaning of Code Section 162(m)(4)(C) shall be made by the Committee, or subcommittee of the Committee, comprised solely of two or more “outside directors” as that term is defined for purposes of Code Section 162(m)(4)(C)(i). In the event the Board determines that a member of the Committee (or any applicable subcommittee) was not an “independent director” under applicable stock exchange listing standards, was not a “non-employee director” as defined in Rule 16b-3, and/or was not an “outside director” as that term is defined for purposes of Code Section 162(m)(4)(C)(i), as applicable, on the Award Date, such determination shall not invalidate the Award and the Award shall remain valid in accordance with its terms. Except as required under Section 2.1(x), any authority granted to the Committee may also be exercised by the full Board.

(b) The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the following specific powers: (i) to determine the terms and conditions upon which the Awards may be made and exercised; (ii) to determine all terms and provisions of each Agreement, which need not be identical; (iii) to construe and interpret the Agreements and the Plan, including the ability to resolve any ambiguities and define any terms; (iv) to establish, amend or waive rules or regulations for the Plan’s administration; (v) to accelerate the exercisability of any Award or the termination of any Period of Restriction or other restrictions imposed under the Plan to the extent permitted by Code Section 409A; and (vi) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan. The interpretation and construction of any provisions of the Plan or an Agreement by the Committee shall be final and conclusive. In the event of a conflict or inconsistency between the Plan and any Agreement, the Plan shall govern, and the Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(d) The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(e) The Committee, in its discretion, may delegate to the Chief Executive Officer and/or Chief Financial Officer of the Company all or part of the Committee’s authority and duties with respect to Awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegee or delegees that were consistent with the terms of the Plan.

3.2 Selection of Participants.  The Committee shall have the authority to grant Awards under the Plan, from time to time, to such Key Employees and Non-Employee Directors as may be selected by it. Each Award shall be evidenced by an Agreement.

3.3 Decisions Binding.  All determinations and decisions made by the Board or the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding.

3.4 Rule l6b-3 Requirements.  Notwithstanding any provision of the Plan to the contrary, the Board or the Committee may impose such conditions on any Award, and amend the Plan in any such respects, as may be required to satisfy the requirements of Rule 16b-3.

3.5 Code Section 162(m).  Notwithstanding any provision of the Plan to the contrary, the Plan is intended to give the Committee the authority to grant Awards that qualify as performance-based compensation under Code Section 162(m)(4)(C) as well as Awards that do not so qualify. Any provision of the Plan that would prevent an Award that the Committee intends to qualify as performance-based compensation under Code Section 162(m)(4)(C) from so qualifying shall be administered, interpreted, and construed to carry out such intention, and any provision that cannot be so administered, interpreted, and construed shall to that extent be disregarded.

3.6 Indemnification of Committee.  In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted or made hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company and its Subsidiaries.

ARTICLE IV
Stock Subject to the Plan

4.1 Number of Shares.

(a) Subject to adjustment as provided in Article XIII, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall not exceed 2,500,000.1 Except as provided in Section 4.2, the issuance of Shares in connection with the exercise of, or as other payment for, Awards under the Plan shall reduce the number of Shares available for future Awards under the Plan.

(b) Subject to adjustment as provided in Article XIII, no more than an aggregate of 2,500,000 Shares may be issued pursuant to the exercise of Incentive Stock Options granted under the Plan (including shares issued pursuant to the exercise of Incentive Stock Options that are the subject of disqualifying dispositions within the meaning of Code Sections 421 and 422).

4.2 Lapsed Awards or Forfeited Shares.  If any Award granted under this Plan terminates, expires, or lapses for any reason other than by virtue of exercise or settlement of the Award, or if Shares issued pursuant to Awards are forfeited, any Stock subject to such Award again shall be available for the grant of an Award under the Plan.

4.3 Use of Shares as Payment of Exercise Price or Taxes.  Shares withheld by the Company, delivered by the Participant, or otherwise used to pay the Option Price pursuant to the exercise of an Option shall not be available for future Awards under the Plan. Shares withheld by the Company, delivered by the Participant, or otherwise used to satisfy payment of withholding taxes associated with an Award shall not be available for future Awards under the Plan. To the extent Shares are delivered or withheld pursuant to the exercise of an Option, the number of underlying Shares as to which the exercise related shall be counted against the number of Shares available for future Awards under the Plan, as opposed to counting only those Shares issued upon exercise.

4.4 Per-Participant Annual Limit.  The maximum number of Shares with respect to which Awards may be granted in any calendar year to any Participant during such calendar year shall be 150,000 in the aggregate. The maximum dollar amount of cash Awards granted in any calendar year to any Participant shall be $2,500,000 in the aggregate.

4.5 No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award thereunder. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

ARTICLE V
Eligibility

Persons eligible to participate in the Plan include (i) all employees of the Company and its Subsidiaries (including any corporation which becomes a Subsidiary after the Effective Date) who, in the opinion of the Committee, are Key Employees, and (ii) all Non-Employee Directors. The grant of an Award shall not obligate the Company to pay a Key Employee or Non-Employee Director any particular amount of remuneration, to continue the employment of the Key Employee or the service of the Non-Employee Director after the grant, or to make further grants to the Key Employee or Non-Employee Director at any time thereafter.

ARTICLE VI
Stock Options

6.1 Grants of Options.  Subject to the terms and provisions of the Plan, Options may be granted to Key Employees and Non-Employee Directors at any time and from time to time as shall be determined by the

[1]	The aggregate share limit of the Plan was originally 1,000,000 Shares. Shareholders are being asked to approve this amended and restated version of the Plan, which reflects an increase in the aggregate share limit of 1,500,000 Shares (so that the new aggregate share limit for this Plan would be 2,500,000, inclusive of any Shares that have already been used under the Plan).

Committee. The Committee shall have complete discretion in determining the number of Shares subject to Options granted to each Participant, provided, however, that only Nonqualified Stock Options may be granted to Non-Employee Directors.

6.2 Option Agreement.  Each Option grant shall be evidenced by an Agreement that shall specify the type of Option granted, the Option Price (as hereinafter defined), the duration of the Option, the number of Shares to which the Option pertains, any conditions imposed upon the exercisability of Options, and such other provisions as the Committee shall determine. The Agreement shall specify whether the Option is intended to be an Incentive Stock Option or Nonqualified Stock Option, provided, however, that if an Option is intended to be an Incentive Stock Option but fails to be such for any reason, it shall continue in full force and effect as a Nonqualified Stock Option. No Option may be exercised after the expiration of its term or, except as set forth in the Participant’s stock option Agreement, after the termination of the Participant’s employment or service. The Committee shall set forth in the Participant’s Agreement when, and under what circumstances, an Option may be exercised after termination of the Participant’s employment or period of service; provided that no Incentive Stock Option may be exercised after (a) three months from the Participant’s termination of employment with the Company for reasons other than Disability or death, or (b) one year from the Participant’s termination of employment on account of Disability or death. The Committee may, in its sole discretion, amend a previously granted Incentive Stock Option to provide for more liberal exercise provisions, provided, however, that if the Incentive Stock Option as amended no longer meets the requirements of Code Section 422, and, as a result the Option no longer qualifies for favorable federal income tax treatment under Code Section 422, the amendment shall not become effective without the written consent of the Participant.

6.3 Option Price.  The exercise price per share of Stock covered by an Option (“Option Price”) shall be determined by the Committee subject to the limitations described in this subsection 6.3 and the Plan. The Option Price shall not be less than 100% of the Fair Market Value of such Stock on the Award Date. In addition, an ISO granted to a Key Employee who, at the time of grant, is a 10% Stockholder, shall have an Option Price which is at least equal to 110% of the Fair Market Value of the Stock on the Award Date.

6.4 Duration of Options.  Each Option shall expire at such time as the Committee shall determine at the time of grant, provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its Award Date. In addition, an ISO granted to a Key Employee who, at the time of grant, is a 10% Stockholder, shall not be exercisable later than the fifth (5th) anniversary of its Award Date.

6.5 Exercisability.

(a) Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, which need not be the same for all Participants.

(b) An Incentive Stock Option, by its terms, shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Award Date) of the Stock with respect to which Incentive Stock Options are exercisable by the Participant for the first time during the calendar year does not exceed $100,000 (the “Limitation Amount”). Incentive Stock Options granted under the Plan and all other plans of the Company and any Subsidiary shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Committee may impose such conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonqualified Stock Options to the extent permitted by law.

6.6 Method of Exercise.  Options shall be exercised by the delivery of a written notice to the Company in the form (which may be electronic) prescribed by the Committee (or its delegee) setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares and payment of (or an arrangement satisfactory to the Company for the Participant to pay) any tax withholding required in connection with the Option exercise. The Option Price shall be payable to the Company in full either (a) in cash, (b) by delivery of Shares of Stock that the Participant has previously acquired and owned valued at Fair Market Value at the time of exercise, (c) by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company, from the sale with respect to the sale of Company Stock, the amount necessary to pay the Option Price and, if required by the Committee, applicable withholding taxes, (d) by the Company withholding Shares otherwise issuable upon the exercise valued at Fair Market Value at the time of exercise, or (e) by a combination of the foregoing. As soon as practicable, after receipt of written notice and payment of the Option Price and completion of payment of (or an arrangement satisfactory to the Company for the Participant to pay) any tax withholding required in connection with the Option exercise, the Company shall, in the Committee’s discretion, either deliver to the Participant stock certificates in an appropriate amount based upon the number of Options exercised, issued in the Participant’s name, or deliver the appropriate number of Shares in book-entry or electronic form.

6.7 Restrictions on Stock Transferability.  The Committee shall impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under the applicable federal securities law, under the requirements of any stock exchange upon which such Shares are then listed, and under any blue sky or state securities laws applicable to such Shares. The Committee may specify in an Agreement that Stock delivered on exercise of an Option is Restricted Stock or Stock subject to a buyback right by the Company in the amount of, or based on, the Option Price therefor in the event the Participant does not complete a specified service period after exercise.

6.8 Nontransferability of Options.

(a) In general, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than upon the death of the Participant in accordance with Section 17.11. Further, Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

(b) Notwithstanding the provisions of (a) and subject to federal and state securities laws, including Rule 16b-3, the Committee may grant or amend Nonqualified Stock Options that permit a Participant to transfer the Options to his spouse, lineal ascendants and/or lineal descendants, to a trust for the benefit of such persons, or to a partnership, limited liability company, or other entity the only partners, members, or interest-holders of which are such persons, provided that the Nonqualified Stock Option may not again be transferred other than to the Participant originally receiving the Option or to an individual, trust, limited liability company or other entity to which such Participant could have transferred the Option pursuant to this Section 6.8(b). Consideration may not be paid for the transfer of Options. The transferee of an Option shall be subject to all conditions applicable to the Option prior to its transfer. The agreement granting the Option shall set forth the transfer conditions and restrictions. The Committee may impose on any transferable Option and on stock issued upon the exercise of an Option such limitations and conditions as the Committee deems appropriate. Any such transfer supersedes any Beneficiary designation made under Section 17.11 with respect to the transferred Nonqualified Stock Options.

6.9 Disqualifying Disposition of Shares Issued on Exercise of an ISO.  If a Participant makes a “disposition” (within the meaning of Code Section 424(c)) of Shares issued upon exercise of an ISO within two years from the Award Date or within one year from the date the Shares are transferred to the Participant, the Participant shall, within ten days of disposition, notify the Committee (or its delegee) in order that any income realized as a result of such disposition can be properly reported by the Company on IRS forms W-2 or 1099.

6.10 Shareholder Rights.  A Participant holding Options shall have no right to vote the underlying Shares, no right to receive dividends on the underlying Shares, and no other rights as a shareholder until after the exercise of the Options.

ARTICLE VII
Restricted Stock

7.1 Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant shares of Restricted Stock under the Plan to such Key Employees and Non-Employee Directors and in such amounts as it shall determine. Participants receiving Restricted Stock Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services. If determined by the Committee, custody of Shares of Restricted Stock may be retained by the Company until the termination of the Period of Restriction pertaining thereto.

7.2 Restricted Stock Agreement.  Each Restricted Stock Award shall be evidenced by an Agreement that shall specify the Period of Restriction, the number of Restricted Stock Shares granted, and, if applicable, any Performance Period and Performance Goal, and such other provisions as the Committee shall determine.

7.3 Transferability.  Except as provided in this Article VII and subject to the limitation in the next sentence, the Shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

7.4 Other Restrictions.  The Committee shall impose such other restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions or otherwise denote the Restricted Stock as restricted, if issued in book-entry or electronic form.

7.5 Certificate Legend.  In addition to any other legends placed on certificates, or to which Shares of Restricted Stock issued in book-entry or electronic form are made subject, pursuant to Section 7.4, any Award of Restricted Stock issued in book-entry or electronic form shall be subject to the following legend, and any certificates representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Union Bankshares Corporation Stock and Incentive Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in a restricted stock agreement dated <<date of grant>>. A copy of the Plan, such rules and procedures, and such restricted stock agreement may be obtained from the Equity Plan Administrator of Union Bankshares Corporation.

7.6 Removal of Restrictions.  Except as otherwise provided in this Article VII, the Agreement, or applicable law or regulation, Shares of Restricted Stock covered by each Restricted Stock Award made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction, and, where applicable, after a determination of the satisfaction or achievement of any applicable Performance Goal. Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend required by Section 7.5 removed from his Stock certificate or similar notation removed from such Shares if issued in book-entry or electronic form.

7.7 Voting Rights.  During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

7.8 Dividends and Other Distributions.  During the Period of Restriction, unless otherwise provided in the applicable Agreement, recipients of Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to those Shares, provided, however, that no dividends or other distributions shall be paid with respect to Shares of Restricted Stock subject to performance criteria unless and until such performance criteria have been met. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability as the Shares of Restricted Stock with respect to which they were paid.

ARTICLE VIII
Restricted Stock Units

8.1 Grant of Restricted Stock Units.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock Units under the Plan (with one Unit representing one Share) to such Key Employees and Non-Employee Directors and in such amounts as it shall determine. Participants receiving Restricted Stock Unit Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services. The Committee is expressly authorized to grant Restricted Stock Units that are deferred compensation covered by Code Section 409A, as well as Restricted Stock Units that are not deferred compensation covered by Code Section 409A.

8.2 Restricted Stock Unit Agreement.  Each Restricted Stock Unit Award shall be evidenced by an Agreement that shall specify the Period of Restriction, the number of Restricted Stock Units granted, and if applicable, any Performance Period and Performance Goal, and such other provisions as the Committee shall determine.

Unless otherwise provided in the Agreement, a Participant holding Restricted Stock Units shall have no rights to dividends and other distributions made in cash or property other than Shares which would have been paid with respect to the Shares represented by those Restricted Stock Units if such Shares were outstanding, provided, however, that no Agreement shall permit any such deemed dividends or distributions to be paid with respect to Restricted Stock Units subject to performance criteria unless and until such performance criteria have been met. A Participant holding Restricted Stock Units shall have no right to vote the Shares represented by such Restricted Stock Units unless and until the Participant actually receives such Shares. Unless otherwise provided in the Agreement, any such deemed dividends or distributions shall be subject to the same restrictions, vesting and payment as the Restricted Stock Units to which they are attributable.

8.3 Payment after Lapse of Restrictions.  Subject to the provisions of the Agreement, upon the lapse of restrictions with respect to a Restricted Stock Unit, the Participant is entitled to receive, without any payment to the Company (other than required tax withholding), an amount equal (the “RSU Value”) to the product of multiplying (a) the number of Shares equal to the number of Restricted Stock Units with respect to which the restrictions lapse by (b) the Fair Market Value per Share on the date the restrictions lapse.

The Agreement may provide for payment of the RSU Value at the time of the lapse of restrictions or, on an elective or non-elective basis, for payment of the RSU Value at a later date, adjusted (if so provided in the Agreement) from the date of the lapse of restrictions based on an interest, dividend equivalent, earnings, or other basis (including deemed investment of the RSU Value in Shares) set out in the Agreement (the “adjusted RSU Value”).

Payment of the RSU Value or adjusted RSU Value to the Participant shall be made in Shares, in cash or a combination thereof as determined by the Committee, either at the time of the Award or thereafter, and as provided in the Agreement. To the extent payment of the RSU Value or adjusted RSU Value to the Participant is made in Shares, such Shares shall be valued at the Fair Market Value on the date the restrictions therefor lapse in the case of an immediate payment or at the Fair Market Value on the date of settlement in the event of an elective or non-elective delayed payment. The Committee may specify in a Restricted Stock Unit Agreement that the Shares which are delivered upon payment of the RSU Value or adjusted RSU Value may be Restricted Stock pursuant to Article IX and subject to such further restrictions and vesting as provided in the Restricted Stock Unit Agreement.

8.4 Nontransferability of Restricted Stock Units.  No Restricted Stock Unit granted under the Plan, and no right to receive payment in connection therewith, may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the death of the Participant in accordance with Section 17.11. Further, all Restricted Stock Units, and rights in connection therewith, granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

ARTICLE IX
Stock Awards

Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant unrestricted Stock Awards under the Plan to such Key Employees and Non-Employee Directors and in such amounts as it shall determine. Participants receiving Stock Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services. Unless otherwise provided in the applicable Agreement, Stock Awards shall be fully vested and freely transferable as of the Award Date, subject to restrictions under applicable Federal or state securities laws.

ARTICLE X
Performance Share Units

10.1 Grant of Performance Share Units.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Share Units under the Plan to such Key Employees and Non-Employee Directors and in such amounts as it shall determine. Participants receiving such Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services. The Committee is expressly authorized to grant Performance Share Units that are deferred compensation covered by Code Section 409A, as well as Performance Share Units that are not deferred compensation covered by Code Section 409A.

10.2 Performance Share Unit Agreement.  Each Performance Share Unit is intended to be a Performance-Based Compensation Award, and the terms and conditions of each such Award, including the Performance Goal and Performance Period, shall be set forth in an Agreement or in a subplan of the Plan that is incorporated by reference into an Agreement. The Committee shall set the Performance Goal in its discretion for each Participant who is granted a Performance Share Unit.

The Committee may provide in the Agreement for payment of dividend equivalents with respect to each Performance Share Unit, provided, however, that no Agreement shall permit any dividend equivalents to be paid with respect to Performance Share Units unless and until the applicable Performance Goals have been met. A Participant holding Performance Share Units shall have no right to vote the Shares represented by such Performance Share Units unless and until the Participant actually receives such Shares.

10.3 Settlement of Performance Share Units.  After a Performance Period has ended, the holder of a Performance Share Unit shall be entitled to receive the value thereof based on the degree to which the Performance Goals and other conditions established by the Committee and set forth in the Agreement (or in a subplan of the Plan that is incorporated by reference into an Agreement) have been satisfied. Payment of the amount to which a Participant shall be entitled upon the settlement of a Performance Share Unit shall be made in cash, Stock or a combination thereof as determined by the Committee.

10.4 Nontransferability of Performance Share Units.  No Performance Share Unit granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the death of the Participant in accordance with Section 17.11. All rights with respect to Performance Share Units granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

ARTICLE XI
Performance Cash Awards

A Performance Cash Award may be granted upon the attainment during a Performance Period of one or more Performance Goals. Subject to the terms and conditions of the Plan, Performance Cash Awards may be granted to Key Employees and Non-Employee Directors at any time and from time to time as shall be determined by the Committee. The terms and conditions of any Performance Cash Award, including the Performance Goal(s) and Performance Period, shall be determined by the Committee in its discretion and shall be set forth in an Agreement or in a subplan of the Plan that is incorporated by reference into an Agreement. The Committee is expressly authorized to grant Performance Cash Awards that are deferred compensation covered by Code Section 409A, as well as Performance Cash Awards that are not deferred compensation covered by Code Section 409A.

ARTICLE XII
Termination of Employment or Service

12.1 Termination Due to Retirement.  Unless otherwise provided in the Agreement, in the event that a Participant terminates his employment or service with the Company or one of its Subsidiaries because of normal retirement (as defined in the rules of the Company in effect at the time), then, provided no Cause exists to terminate such Participant’s employment or service and provided either (i) upon such normal retirement the Participant will be subject to a non-competition covenant pursuant to an existing agreement with the Company or a subsidiary or (ii) the Participant executes and delivers to the Company, no later than the date of such normal retirement, a non-competition agreement in a form acceptable to the Company, all

Options that are not already vested or exercisable shall be automatically vested and exercisable, any remaining Period of Restriction applicable to Restricted Stock Shares or Restricted Stock Units shall automatically terminate, and the achievement or satisfaction of any Performance Goals applicable to unvested Awards during any Performance Period shall be adjusted through the date of termination as determined by the Committee. Unless otherwise provided in the Agreement, in the event that a Participant terminates his employment or service with the Company because of early retirement (as defined in the rules of the Company in effect at the time), then, provided no Cause exists to terminate such Participant’s employment or service, the Committee, in its sole discretion, may waive the restrictions remaining on any or all unvested Awards and add such new restrictions to such Awards as it deems appropriate.

12.2 Termination Due to Death or Disability.  Unless otherwise provided in the Agreement, in the event a Participant’s employment or service is terminated because of death or Disability, all Options that are not already vested or exercisable shall be automatically vested and exercisable, any remaining Period of Restriction applicable to Restricted Stock or Restricted Stock Units shall automatically terminate, and the achievement or satisfaction of any Performance Goals applicable to unvested Awards during any Performance Period shall be adjusted through the date of termination as determined by the Committee.

12.3 Termination following Change in Control.  Unless otherwise provided in the Agreement, upon an involuntary separation from employment or service of a Participant (excluding a termination for Cause but including a voluntary resignation for good reason under an applicable plan or agreement) occurring in connection with or during the period of two (2) years after a Change in Control, the provisions of Section 14.1 shall apply.

12.4 Involuntary Termination or Termination for Good Reason.  Unless otherwise provided in the Agreement, upon an involuntary separation from employment or service of a Participant (excluding a termination for Cause but including a voluntary resignation for good reason under an applicable plan or agreement) not occurring in connection with or during the period of two (2) years after a Change in Control, the Committee may, in its sole discretion, waive the automatic forfeiture of any or all of the unvested portion of each Award held by the Participant and provide for such vesting as its deems appropriate.

12.5 Termination for Cause.  Unless otherwise provided in the Agreement, in the event a Participant’s employment or service is terminated for Cause, the unvested portion and the vested portion not yet paid or exercised of each Award held by the Participant shall be automatically forfeited to the Company and no further exercise of an Option shall be allowed.

12.6 Termination for Other Reasons.  Unless otherwise provided in the Agreement, upon a voluntary or involuntary separation from employment or service of a Participant where none of Sections 12.1, 12.2, 12.3, 12.4 or 12.5 applies, the unvested portion of each Award held by the Participant shall be automatically forfeited to the Company.

Article XIII
Change in Capital Structure

13.1 Effect of Change in Capital Structure.  In the event of a stock dividend, stock split or combination of shares, spin-off, recapitalization or merger in which the Company is the surviving corporation, or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to stockholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of Shares or securities of the Company to be issued under the Plan (under outstanding Awards and Awards to be granted in the future), the exercise price of Options, the annual limits on and the aggregate number and kind of Shares for which Awards thereafter may be made, and other relevant provisions shall be proportionately, equitably and appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any Award, the Committee may adjust appropriately the number of shares covered by the Award so as to eliminate the fractional shares. Where an Award being adjusted is an ISO or is subject to or falls under an exemption from Code Section 409A, the adjustment shall also be effected so as to comply with Code Section 424(a) and not to constitute a modification within the meaning of Code Section 424(h) or Code Section 409A, as applicable.

13.2 Authority.  Notwithstanding any provision of the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

13.3 Manner of Adjustment.  Adjustments made by the Committee pursuant to this Article XIII to outstanding Awards shall be made as appropriate to maintain favorable tax and/or accounting treatment.

ARTICLE XIV
Change in Control

14.1 Effect of Change in Control of Company.  In the event of a Change in Control of the Company, the Committee, as constituted before such Change in Control, in its sole discretion and without the consent of any Participant, may take such actions with respect to any outstanding Award, either at the time the Award is made or any time thereafter, as the Committee deems appropriate. These actions may include, but shall not be limited to, the following:

(a) Provide for the purchase, settlement or cancellation of any such Award by the Company for an amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of a Participant’s rights had such Award been currently exercisable or payable;

(b) Make adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control and to retain the economic value of the Award; or

(c) Cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such Change in Control.

(d) Acceleration Principles in the Event of a Change in Control.  The Committee may provide in each applicable Agreement or any subplan governing an Award for acceleration of the vesting, delivery and exercisability of, and the lapse of time-based and/or performance-based vesting restrictions with respect to, an Award, and for the replacement of a Stock-settled Award with a cash-settled Award, in connection with a Change in Control. Unless otherwise provided in the applicable Agreement or subplan, if an Award is assumed by the surviving corporation or otherwise equitably converted or substituted in connection with a Change in Control, the vesting, delivery and exercisability of, or the lapse of restrictions on, any Award shall not be accelerated in connection with the Change in Control unless the Participant’s employment or service with the Company or a subsidiary is terminated without Cause or the Participant resigns for good reason under an applicable plan or agreement within two (2) years after the effective date of the Change in Control. With regard to each assumed Award, a Participant shall not be considered to have resigned for good reason unless either (a) the applicable Agreement includes such provision or (b) the Participant is party to an employment, severance or similar agreement with the Company or any subsidiary that includes provisions in which the Participant is permitted to resign for good reason. Any assumed Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the applicable Agreement. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonqualified Stock Options.

ARTICLE XV
Amendment, Modification, and Substitution of Awards

15.1. Amendment, Modification and Substitution.  Subject to the terms and provisions and within the limitations of the Plan, the Committee may amend or modify the terms of any outstanding Award or accelerate the vesting thereof. In addition, the Committee may cancel or accept the surrender of outstanding Awards (to the extent not yet exercised) granted under the Plan or outstanding awards granted under any other equity compensation plan of the Company and authorize the granting of new Awards pursuant to the Plan in substitution therefor so long as the new or substituted awards do not specify a lower exercise price than the cancelled or surrendered Awards or awards, and otherwise the new Awards may be of a different type than the cancelled or surrendered Awards or awards, may specify a longer term than the cancelled or surrendered Awards or awards, may provide for more rapid vesting and exercisability than the cancelled or surrendered Awards or awards, and may contain any other provisions that are authorized by the Plan. The Committee shall continue to have the authority to amend or modify the terms of any outstanding Award after April 20, 2025, provided that no amendment or modification will extend the original term of the Award beyond that set forth in the applicable Award Agreement. Notwithstanding the foregoing, however, no amendment or modification of an Award, shall, without the consent of the Participant, adversely affect the rights or obligations of the Participant. Notwithstanding any provision of the Plan to the contrary, the Committee shall not amend, modify, or substitute an Award in a manner that violates Code Section 409A, or causes an Award that previously qualified for an exemption from Section 409A to become subject to Code Section 409A, and the Committee shall not amend, modify, or substitute an Award that satisfies the requirements of Rule 16b-3 in a manner that causes any exemption pursuant to Rule 16b-3 to become no longer available.

15.2 Option Repricing.  Notwithstanding any provision of the Plan to the contrary, neither the Committee nor the Board shall have the right or authority, without obtaining shareholder approval, to amend or modify the Option Price of any outstanding Option, or to cancel an outstanding Option, at a time when the Option Price is greater than the Fair Market Value of a Share in exchange for cash, another Award, or other securities, except in connection with a corporate transaction involving the Company in accordance with Article XIII or Article XIV.

ARTICLE XVI
Termination, Amendment and Modification of the Plan

16.1 Termination, Amendment and Modification.  At any time and from time to time, the Board may terminate, amend, or modify the Plan. Such amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules or regulations.

16.2 Awards Previously Granted.  No termination, amendment or modification of the Plan other than pursuant to Article XIII or Article XIV shall in any manner adversely affect any Award theretofore granted under the Plan, without the written consent of the Participant.

ARTICLE XVII
General

17.1 Applicable Withholding Taxes.  Each Participant shall agree, as a condition of receiving an Award, to pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all applicable federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of the Plan. Until the applicable withholding taxes have been paid or arrangements satisfactory to the Company have been made, no stock certificates (or, in the case of Restricted Stock, no stock certificates free of a restrictive legend) shall be issued to the Participant and no issuance in book-entry or electronic form (or, in the case of Restricted Stock, no issuance in book-entry or electronic form free of a restrictive legend or notation) shall be made for the Participant. As an alternative to making a cash payment to the Company to satisfy applicable withholding tax obligations, Participants may elect or the Committee may require Participants to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares of Stock having a Fair Market Value equal to the amount required to be withheld, or by delivering to the Company Shares of Stock having a Fair Market Value equal to the amount required to be withheld. The value of any Shares so withheld or delivered shall be based on Fair Market Value of the Shares on the date that the amount of tax to be withheld is to be determined. All elections by Participants shall be irrevocable and be made in writing and in such manner as determined by the Committee (or its delegee) in advance of the day that the transaction becomes taxable.

17.2 Requirements of Law.  The granting of Awards and the issuance of Shares of Stock under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or self regulatory organizations as may be required.

17.3 Effect of Plan.  The establishment of the Plan shall not confer upon any Key Employee or Non-Employee Director any legal or equitable right against the Company, a Subsidiary or the Committee, except as expressly provided in the Plan. The Plan does not constitute an inducement or consideration for the employment or service of any Key Employee or Non-Employee Director, nor is it a contract between the Company or any of its Subsidiaries and any Key Employee or Non-Employee Director. Participation in the Plan shall not give any Key Employee or Non-Employee Director any right to be retained in the service of the Company or any of its Subsidiaries. No Key Employee or Non-Employee Director shall have rights as a shareholder of the Company prior to the date Shares are issued to him pursuant to the Plan.

17.4 Creditors.  The interests of any Participant under the Plan or any Agreement are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

17.5 Successors.  All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

17.6 Securities Law Restrictions.  The Committee may require each Participant purchasing or acquiring Shares pursuant to an Option or other Award to represent to and agree with the Company in writing that such Participant is acquiring the Shares for investment and not with a view to the distribution thereof. All Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions or otherwise denote the Shares as being subject to such restrictions, if issued in book-entry or electronic form. No Shares shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

17.7 Governing Law.  The Plan, and all Agreements hereunder, shall be governed, construed and administered in accordance with and governed by the laws of the Commonwealth of Virginia and the intention of the Company is that ISOs granted under the Plan qualify as such under Code Section 422. The Plan and Awards are subject to all present and future applicable provisions of the Code. If any provision of the Plan or an Award conflicts with any such Code provision, the Committee shall cause the Plan to be amended, and shall modify the Award, so as to comply, or if for any reason amendments cannot be made, that provision of the Plan or the Award shall be void and of no effect.

17.8 Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

17.9 Unfunded Status of Plan.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

17.10 Share Certificates and Book Entry.  To the extent that the Plan provides for issuance of stock certificates to represent shares of Stock, the issuance may be effected on a non-certificated basis to the extent permitted by applicable law and the applicable rules of any stock exchange. Notwithstanding any provision of the Plan to the contrary, in its discretion the Committee may satisfy any obligation to deliver Shares represented by stock certificates by delivering Shares in book-entry or electronic form. If the Company issues any Shares in book-entry or electronic form that are subject to terms, conditions and restrictions on transfer, a notation shall be made in the records of the transfer agent with respect to any such Shares describing all applicable terms, conditions and restrictions on transfer. In the case of Restricted Stock granted under the Plan, such notation shall be substantially in the form of the legend contained in Section 7.5.

17.11 Beneficiary Designations.  A Participant may designate a Beneficiary to receive any Options that may be exercised after his death or to receive any other Award that may be paid after his death, as provided for in the Agreement. Such designation and any change or revocation of such designation shall be made in writing in the form and manner prescribed by the Committee (or its delegee). In the event that the designated Beneficiary dies prior to the Participant, or in the event that no Beneficiary has been designated, any Awards that may be exercised or paid following the Participant’s death shall be transferred or paid in accordance with the Participant’s will or the laws of descent and distribution. If the Participant and his Beneficiary shall die in circumstances that cause the Committee (or its delegee), in its discretion, to be uncertain which shall have been the first to die, the Participant shall be deemed to have survived the Beneficiary.

17.12 Electronic Transmissions and Records.  Subject to limitations under applicable law, the Committee (and its delegee) is authorized in its discretion to issue Awards and/or to deliver and accept notices, elections, consents, designations and/or other forms or communications to or from Participants by electronic or similar means, including, without limitation, transmissions through e-mail or specialized software, recorded messages on electronic telephone systems, and other permissible methods, on such basis and for such purposes as it determines from time to time, and all such communications will be deemed to be “written” for purposes of the Plan.

17.13 Clawback.  All Awards (whether vested or unvested) shall be subject to the terms of the Company’s recoupment, clawback or similar policy as such may be in effect from time to time, as well as any similar provisions of applicable law, which could in certain circumstances require repayment or forfeiture of Awards or any Shares or other cash or property received with respect to the Awards (including any value received from a disposition of the Shares acquired upon payment of the Awards).

17.14 Banking Regulatory Provision.  All Awards shall be subject to any condition, limitation or prohibition under any financial institution regulatory policy or rule to which the Company or any subsidiary thereof is subject.

17.15 Compliance with Code Section 409A.  It is intended that any compensation, benefits or other remuneration which is provided pursuant to or in connection with the Plan which is considered to be nonqualified deferred compensation subject to Code Section 409A shall be provided and paid in a manner, and at such time and in such form, including application of a six-month delay for specified employees in certain circumstances, as complies with the applicable requirements of Code Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. Where an Award provides or may provide nonqualified deferred compensation subject to Code Section 409A, the Agreement will set forth the requirements under Code Section 409A and additionally no elective deferral of payment or settlement of the Award shall be permitted unless the elective deferral provisions therefor are set out in the Agreement or in another written document authorized by the Committee in accordance with the requirements of Code Section 409A. Notwithstanding any provision of the Plan to the contrary, the Committee is authorized to amend any Award Agreement and to amend or declare void any election by a Participant as may be determined by the Committee to be necessary or appropriate to evidence or further evidence required compliance with Code Section 409A. The Committee, however, shall have no responsibility or liability if any Award is subject to adverse taxation under Code Section 409A.

DIRECTIONS TO WYNDHAM VIRGINIA CROSSINGS

1000 Virginia Center Parkway
Glen Allen, Virginia 23059

From Washington, DC:
Take I-95 South to Exit 84B.
Stay in the right hand lane and exit onto Route 1 North.
Turn right at the first stoplight onto Virginia Center Parkway.
Follow Virginia Center Parkway for 9/10 of a mile and turn left into the hotel entrance.

From Charlottesville, Virginia:
Take I-64 East to I-295 South.
Follow I-295 South for approximately 8 miles.
Stay in the right lane and merge, following signs to Exits 43 D-C-B-A and US 1.
Take Exit 43C US 1 North to Ashland.
Exit ramp will merge onto US 1 North (Brook Road).
Follow US 1 for 3/10 of a mile to the first stoplight at Virginia Center Parkway.
At the stoplight, turn right onto Virginia Center Parkway.
Follow Virginia Center Parkway for 9/10 of a mile and turn left into the hotel entrance.

From Virginia Beach/Norfolk, Virginia:
Take I-64 West to I-295 North.
Follow I-295 north for 15 miles.
Stay in right lane and merge, following signs to Exits 43 B-C-D toward Richmond/Ashland and US 1.
Take Exit 43C to Ashland and US 1 North.
Exit ramp will merge onto US 1 North (Brook Road).
Follow US 1 to the first stoplight at Virginia Center Parkway.
At the stoplight, turn right onto Virginia Center Parkway.
Follow Virginia Center Parkway for 9/10 of a mile and turn left into the hotel entrance.

From Richmond, Virginia & North Carolina:
Take I-95 North to Exit 84 B.
Exit ramp will merge on to I-295 North; remain in the right lane.
Take Exit 43C to Ashland and US 1.
Exit ramp will merge onto US 1 North (Brook Road).
Follow US 1 to the first stoplight at Virginia Center Parkway.
At the stoplight, turn right onto Virginia Center Parkway.
Follow Virginia Center Parkway for 9/10 of a mile and turn left into the hotel entrance.

From Richmond International Airport:
Follow Airport Drive North (Route 156) out of the airport.
Drive approximately 4 miles to I-295 North.
From I-295 North, take Exit 43C to Ashland and US 1.
Exit ramp will merge onto US 1 North (Brook Road).
Follow US 1 to the first stoplight at Virginia Center Parkway.
At the stoplight, turn right onto Virginia Center Parkway.
Follow Virginia Center Parkway for 9/10 of a mile and turn left into the hotel entrance.

UNION

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
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Admission Ticket

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 21, 2015.

Vote by Internet

- Go to **www.envisionreports.com/UBSH**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors of Union Bankshares Corporation (the "Company") recommends a vote FOR all nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

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	For	Withhold		For	Withhold		For	Withhold
01 -Beverley E. Dalton	☐	☐	02 - Thomas P. Rohman	☐	☐	03 - Raymond L. Slaughter	☐	☐
04 - Charles W. Steger	☐	☐	05 - Ronald L. Tillett	☐	☐	06 - Keith L. Wampler	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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C 1234567890 J N T

1 U P X 2 2 5 1 5 1 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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01ZVXG

2015 Annual Meeting Admission Ticket

2015 Annual Meeting of
Union Bankshares Corporation Shareholders

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

UNION

Proxy — Union Bankshares Corporation

Notice of 2015 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — April 21, 2015

G. William Beale and Rachael R. Lape, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the signing shareholder, each with the power of substitution, are hereby authorized to represent and vote the shares of such shareholder, with all the powers which such shareholder would possess if personally present, at the Annual Meeting of Shareholders of Union Bankshares Corporation to be held on April 21, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder on the accompanying proxy. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)